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TABLE OF CONTENTS

Exhibit 2.1

CIBER, INC.

PSINET CONSULTING SOLUTIONS HOLDINGS, INC.

and

PSINET INC.

(Solely for Purposes of Sections 5.9, 10.1, 10.3, 10.6 and 10.8 Hereof)

STOCK PURCHASE AGREEMENT

September 7, 2001

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1.	Definitions
ARTICLE 2 PURCHASE AND SALE; CLOSING
2.1.	Purchase and Sale
2.2.	Purchase Price
2.3.	Payment of Purchase Price
2.4.	Pro Forma Closing Balance Sheet
2.5.	Adjustment for Non-Termination of Certain Leases
2.6.	Post-Closing Adjustment
2.7.	Additional Provisions Relating to Escrow Sum
2.8.	Closing
2.9.	No Assumption of Unrelated Liabilities
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
3.1.	Organization, Qualification, and Corporate Power
3.2.	Capitalization
3.3.	No Liens on Shares
3.4.	Authorization of Transaction
3.5.	Noncontravention
3.6.	Unrelated Assets and Unrelated Liabilities
3.7.	Brokers' Fees
3.8.	Financial Statements
3.9.	Subsequent Events; Corporate Transactions
3.10.	Undisclosed Liabilities
3.11.	Legal Compliance
3.12.	Tax Matters
3.13.	Other Interests
3.14.	Properties
3.15.	Licenses and Permits
3.16.	Patents; Trademarks
3.17.	Insurance
3.18.	Employee Benefits
3.19.	Contracts
3.20.	Claims and Proceedings
3.21.	Personnel
3.22.	Business Relations
3.23.	Accounts Receivable
3.24.	Bank Accounts
3.25.	Warranties
3.26.	Interests in Competitors, Suppliers, Customers, Etc.
3.27.	Employee Debts
3.28.	Environmental Matters
3.29.	Agents and Powers of Attorney
3.30.	Fixed Fee Contracts
3.31.	Illegal or Unauthorized Payments; Political Contributions
3.32.	No Guarantees
3.33.	Assets Used in Business
3.34.	Representations
ARTICLE 4 BUYER'S REPRESENTATIONS AND WARRANTIES
4.1.	Organization
4.2.	Authorization of Transaction
4.3.	Noncontravention
4.4.	Brokers' Fees
4.5.	Investment Intention, Etc.
ARTICLE 5 PRE-CLOSING COVENANTS
5.1.	General
5.2.	Notices and Consents
5.3.	Regulatory Matters and Approvals
5.4.	Operation of Business
5.5.	Access to Information
5.6.	Notice of Developments
5.7.	Exclusivity
5.8.	Restrictions on Transfer
5.9.	Assets to be Transferred
5.10.	Employee Debt and Intercompany Debt
5.11.	Bankruptcy Court Approval
5.12.	Unrelated Assets
5.13.	Unrelated Liabilities
5.14.	Transition Services Agreement
ARTICLE 6 POST-CLOSING COVENANTS
6.1.	General
6.2.	Delivery of Financial Statements
6.3.	Litigation Support
6.4.	Options
6.5.	Employee Benefit Plans
6.6.	Use of Seller's Intellectual Property Rights
6.7.	Price McNabb Litigation
6.8.	Unrelated Liabilities
ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE
7.1.	Bankruptcy Court Approval
7.2.	Conditions to Obligation of Buyer
7.3.	Conditions to Obligation of the Seller
ARTICLE 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, ETC.
8.1.	Survival
ARTICLE 9 INDEMNIFICATION
9.1.	Indemnity
9.2.	Limitations on Indemnification
9.3.	Conditions of Indemnification of Third Party Claims
9.4.	Other Claims; Contingent Claims
9.5.	Interest
9.6.	Tax Audits, Etc.
9.7.	No Recourse to PSINet
ARTICLE 10 TAX MATTERS
10.1.	Tax Periods Ending on or before the Closing Date
10.2.	Tax Periods Beginning before and Ending after the Closing Date
10.3.	Cooperation on Tax Matters
10.4.	Intentionally Omitted
10.5.	Certain Taxes
10.6.	Section 338 Tax Matters
10.7.	Refunds of Taxes and Carrybacks
10.8.	Arbitration
10.9.	Taxes of other Parties
ARTICLE 11 TERMINATION
11.1.	Termination
11.2.	Procedure and Effect of Termination
ARTICLE 12 MISCELLANEOUS
12.1.	Confidentiality
12.2.	No Third-Party Beneficiaries
12.3.	Entire Agreement
12.4.	Succession and Assignment
12.5.	Counterparts
12.6.	Headings
12.7.	Notices
12.8.	Governing Law
12.9.	Amendments and Waivers
12.10.	Severability
12.11.	Expenses
12.12.	Construction
12.13.	Incorporation of Exhibits, Annexes, and Schedules
12.14.	Specific Performance

EXHIBITS AND DISCLOSURE SCHEDULES

Exhibits
Exhibit A	—	Form of FIRPTA Certificate
Exhibit B	—	Form of Escrow Agreement
Exhibit C	—	Form of Approval Order
Exhibit D	—	Form of Transition Services Agreement
Exhibit E	—	Form of Employment Agreements
Exhibit F	—	Form of Release
Disclosure Schedules
Disclosure Schedule 2.5	—	Lease Termination Amounts
Disclosure Schedule 3.1	—	Organization, Qualification and Corporate Power
Disclosure Schedule 3.5	—	Noncontravention
Disclosure Schedule 3.7	—	Brokers' Fees
Disclosure Schedule 3.8	—	Financial Statements
Disclosure Schedule 3.9	—	Subsequent Events; Corporate Transactions
Disclosure Schedule 3.10	—	Undisclosed Liabilities
Disclosure Schedule 3.13	—	Other Interests
Disclosure Schedule 3.14	—	Properties
Disclosure Schedule 3.15	—	Licenses and Permits
Disclosure Schedule 3.16	—	Patents and Trademarks
Disclosure Schedule 3.17	—	Insurance
Disclosure Schedule 3.18	—	Employee Benefits
Disclosure Schedule 3.19	—	Contracts
Disclosure Schedule 3.20	—	Claims and Proceedings
Disclosure Schedule 3.21	—	Employees
Disclosure Schedule 3.22	—	Business Relations
Disclosure Schedule 3.23	—	Accounts Receivable
Disclosure Schedule 3.24	—	Bank Accounts
Disclosure Schedule 3.25	—	Warranties
Disclosure Schedule 3.26	—	Interests in Competitors, Suppliers, Customers, etc.
Disclosure Schedule 3.27	—	Employee Indebtedness
Disclosure Schedule 3.29	—	Agents and Powers of Attorney
Disclosure Schedule 3.30	—	Fixed Fee Contracts
Disclosure Schedule 3.32	—	Guarantees
Disclosure Schedule 5.9	—	Assets to be Transferred
Disclosure Schedule 7.3(d)	—	Employee Releases

STOCK PURCHASE AGREEMENT

    This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of this 7th day of September, 2001, by and between CIBER, Inc., a Delaware corporation ("Buyer"), PSINet Consulting Solutions Holdings, Inc., a Delaware corporation ("Seller"), and PSINet Inc. ("PSINet"), a New York corporation (solely for purposes of Sections 5.9, 10.1, 10.3, 10.6 and 10.8 hereof).

RECITALS

    A.  PSINet owns all of the issued and outstanding capital stock of Seller.

    B.  Seller owns all of the issued and outstanding capital stock of Metamor Industry Solutions, Inc., a Delaware corporation (the "Company").

    C.  The Company owns all of the issued and outstanding capital stock of Metamor Government Solutions, Inc., a Florida corporation (the "Subsidiary").

    D.  The Company and the Subsidiary own or hold all of the assets that are used primarily in, or are related primarily to, the Business, as hereinafter defined.

    E.  Buyer, directly or through a wholly owned subsidiary, desires to acquire from Seller and Seller desires to sell to Buyer or such subsidiary, all of the shares of capital stock of the Company owned by Seller, on the terms and subject to the conditions set forth in this Agreement (the "Acquisition").

    F.  On May 31, 2001, PSINet filed a voluntary petition for relief (the "PSINet Chapter 11 Case") under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court (as hereinafter defined), and the performance by PSINet of its obligation hereunder requires the prior authorization of the Bankruptcy Court (as hereinafter defined).

    G.  Seller intends to file a voluntary petition for relief (the "Metamor Chapter 11 Case" and together with the PSINet Chapter 11 Case, the "Chapter 11 Cases") under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the Bankruptcy Court (as hereinafter defined) and the consummation of the transactions contemplated herein is subject to the authorization of the Bankruptcy Court.

AGREEMENT

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants in this Agreement, and subject to Bankruptcy Court Approval (as hereinafter defined) Buyer and Seller (individually, a "Party" and collectively, the "Parties") agree as follows:

ARTICLE 1
DEFINITIONS

    1.1.  Definitions.

      (a) As used in this Agreement, the following terms shall have the meanings set forth below:

    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

    "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

    "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. §§101 et seq., including any rules or regulations promulgated thereunder, any case law giving effect thereto and the rules of the Bankruptcy Court, as hereinafter defined.

    "Bankruptcy Court" means the United States court or courts exercising jurisdiction over the Chapter 11 Cases and any matter arising thereunder.

    "Business" means the public sector solutions practices business undertaken by the Company and the Subsidiary, but not including the Municipalities Business Group or the Chicago Business Group, as hereinafter defined.

    "Business Day" means any day other than a day on which banks are required or permitted to close in the states of Colorado or New York.

    "Buyer Common Stock" means the shares of common stock, One Cent ($.01) par value, of CIBER, Inc.

    "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act.

    "Chicago Business Group" means the private sector, state government and county government consulting solutions business hitherto undertaken by Metamor Business Solutions, Inc., through its Oakbrook, Illinois branch office, including all assets and liabilities thereof or relating thereto.

    "Claim" has the meaning set forth in Section 101(5) of the Bankruptcy Code.

    "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "Environmental Laws" means all federal, state and local energy, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances and directives, including the Clean Air Act, the Clean Water Act, RCRA and CERCLA, the Occupational Health and Safety Act, the Toxic Substances Control Act and any similar state or local law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

    "ERISA Affiliate" means each trade or business (whether or not incorporated) that together with the Party would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

    "Final Approval Order" means the Approval Order (a) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadlines provided by applicable statutes or regulations, (b) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or other judicial petition for review has been filed and is pending, and (c) as to which all deadlines for filing any such request, motion, petition, application, appeal or notice have expired, provided, however, that if, as of the date that is the later of (i) the date that all conditions to Closing have been satisfied other than the obtaining of a Final Approval Order with respect to the approval of the sale to the Buyer, or (ii) the date that is at least 10 days after entry of the Approval Order (or such earlier date as the Bankruptcy Court may order pursuant to Rule 6004(g)), the Approval Order has not been reversed, stayed, enjoined, set aside, annulled or suspended, then the Approval Order shall be deemed a Final Approval Order of this Agreement.

    "FIRPTA Certificate" shall mean a certificate substantially in the form of Exhibit A hereto.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

    "Governmental Authority" means the United States of America, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any federal, state, local or foreign entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any court, tribunal, arbitrator or arbitral body, including, without limitation, the Bankruptcy Court.

    "Hazardous Substance" means (a) any "hazardous substance" as defined by CERCLA, (b) any "hazardous waste," as defined by RCRA, and (c) any pollutant, contaminant or hazardous, dangerous or toxic chemical, material or substance including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products, within the meaning of any other applicable Law (as defined herein) of any applicable Governmental Authority relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

    "Intercompany Debt" means (a) all indebtedness of the Company and/or the Subsidiary to Seller or any Affiliate of Seller, and (b) all indebtedness of Seller or any Seller Affiliate to the Company and/or the Subsidiary.

    "Liability" means any liability, obligation, guaranty, Claim or expense (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

    "Material Adverse Effect" means (a) in relation to any Person, a material adverse effect on such Person's business, financial condition, assets, customer or employee relations, operations or results of operations, taken as a whole, and (b) in relation to the Business, a material adverse effect on its financial condition, assets, customers or employee relations, or results of operations, taken as a whole; provided, however, that any effect, change or event relating to or arising out of the following shall not constitute a Material Adverse Effect: (i) general economic conditions of or in financial markets; (ii) conditions or circumstances in or affecting the industry in which Company and the Subsidiary operate and which are not specific to the Company and the Subsidiary; (iii) loss of or reduction in revenues under the Master Services Agreement, dated March 4, 1999 between General Electric Capital Corporation and Metamor Worldwide, Inc., (iv) the current financial situation of Seller and its Affiliates other than the Company and the Subsidiary, and (v) any fact or circumstance specifically set forth in this Agreement or the Disclosure Schedules hereto. Notwithstanding the foregoing, the filing of the Chapter 11 Cases shall not be deemed, in itself, to constitute or give rise to a Material Adverse Effect.

    "Municipalities Business Group" means the county government consulting solutions business hitherto undertaken by LCT Incorporated, an Affiliate of Seller, through its Fairfax, VA office, including all assets and liabilities thereof or relating thereto.

    "Net Worth" shall equal (a) the total value of the Company's and Subsidiary's combined tangible assets (without duplication and excluding goodwill and related intangible assets that, in accordance with generally accepted accounting principles, are properly treated as charges against income) minus (b) the total amount of the liabilities of the Company and the Subsidiary (without duplication), provided that Net Worth shall not include any Intercompany Debt.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Outside Closing Date" means November 15, 2001, or such other date as may be agreed upon in writing by Seller and Buyer.

    "Pension Plan" means an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

    "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

    "Price McNabb Litigation" means the litigation identified in paragraph (b) of Disclosure Schedule 3.20.

    "Purchase Share" means a share of the common stock, One Dollar ($1.00) par value, of the Company.

    "RCRA" means the Resources Conservation and Recovery Act.

    "Security Interest" means any mortgage, pledge, lien, encumbrance, Claim, charge, option, encumbrance, security interest or right of a third party.

    "Superior Proposal" means a written acquisition proposal that the Board of Directors of Seller has determined in good faith, after consultation with its advisors, taking into account all factors the Board of Directors deems appropriate (including the probability and timing of consummation), would, if accepted, result in a transaction more favorable to Seller and its Affiliates from a financial point of view than the transaction contemplated by this Agreement.

    "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

    "Tax Return" means any federal, state, local, or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Unrelated Assets" means any and all assets, including without limitation real estate, personal property, intellectual property rights, shares and any interest in or right with respect to any of the foregoing, whether arising by contract, operation of law or otherwise, other than those assets held in connection with, or derived from, the Business.

    "Unrelated Liabilities" means any and all liabilities or obligations of any kind other than obligations or liabilities arising in connection with or related to the Business.

    "Treasury Regulation" or "Treas. Reg." means the proposed, temporary, and final regulations promulgated under the Code.

    "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

      (b) Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Acquisition	Recital E
Agreement	Introduction
Allocations	10.6(c)
Approval Order	7.1(a)
Auction	5.11(a)
Authorizations	3.15
Balance Sheets	3.8(a)
Bankruptcy Court Approval	7.1
Benefit Plans	3.18(a)
Business	Recital D
Buyer	Introduction
Buyer Indemnified Parties	9.1(a)
Chapter 11 Cases	Recital G
Claim Notice	9.3(a)
Closing	2.6
Closing Date	2.6
COBRA	3.18(j)
COBRA Coverage	6.5(a)
Commonly Controlled Entity	3.18(a)
Company Pension Plan	3.18(e)
Company	Recital B
Company Employees	6.5(b)
Contracts	3.19
Debtor Agreement	5.9(d)
Deficiency Amount	2.5(a)
Disclosure Schedules	Article 3
Employee Debt	3.27(a)
Escrow Agent	2.3
Escrow Agreement	2.3
Escrow Carryover Sum	2.7(c)
Escrow Sum	2.3
Excess Amount	2.5(a)
Final Closing Balance Sheet	2.5(a)
Financial Statements	3.8
Fixed Fee Contract	3.30
Income Statements	3.8(b)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Initial Escrow Period	2.6(c)
Intellectual Property	3.16
Intercompany Debt	3.27(b)
Law	3.11
Laws	3.11
Leased Property	3.14(a)
Losses	9.1(a)
Material Adverse Effect Certificate	5.11(e)
Metamor Chapter 11 Case	Recital G
Metamor Group	3.12(I)
Notice Period	9.3(a)
Parent Group	3.12(I)
Party	Recitals
Parties	Recitals
Pro Forma Closing Balance Sheet	2.4
PSINet	Introduction
PSINet Chapter 11 Case	Recital F
Purchase Price	2.2
Purchase Shares	2.1
Safe Harbor Lease	3.12(n)
Sale Hearing	5.11(a)
Sale Order	7.1(a)
Section 338 (h)(10) Election	10.6(a)
Section 338 Forms	10.6(d)
Seller	Introduction
Seller Indemnified Party	9.1(a)
Short Period Tax Returns	10.1
Statement of Cash Flows	3.8(c)
Subsidiary	Recital C
Subsidiary Shares	3.2
Third Party Claims	9.3

ARTICLE 2
PURCHASE AND SALE; CLOSING

    2.1.  Purchase and Sale.  Subject to the Final Approval Order, upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions hereof, Seller agrees to sell, convey, transfer and deliver to Buyer at the Closing and Buyer agrees to purchase and accept from Seller at the Closing, all of the issued and outstanding shares of the Company (the "Purchase Shares") free and clear of any and all Security Interests.

    2.2.  Purchase Price.  In consideration of the sale of the Purchase Shares, Buyer shall pay to Seller the sum of Forty Million Dollars ($40,000,000), subject to adjustment as provided in Section 2.3, Section 2.5 and Section 2.6 hereof (the "Purchase Price").

    2.3.  Payment of Purchase Price.  At Closing, Buyer shall pay to Seller, in cash or immediately available funds pursuant to wire instructions provided to Buyer by Seller prior to Closing, the Purchase Price, less Three Million Dollars ($3,000,000) (the "Escrow Sum"), which shall be delivered to Wells Fargo Bank, N.A., as escrow agent, for the benefit of the Buyer and Seller (the "Escrow Agent"). The Escrow Sum shall be administered and disbursed by the Escrow Agent as provided for herein and in an Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement").

    2.4.  Pro Forma Closing Balance Sheet.  Seller shall prepare and deliver to Buyer, at least two (2) Business Days prior to Closing, the consolidated pro forma closing balance sheet of the Company and the Subsidiary (the "Pro Forma Closing Balance Sheet") which shall be prepared in accordance with GAAP and, except as hereinafter set forth, in a manner consistent with the preparation of each of the Balance Sheets. For avoidance of doubt, estimates used in the preparation of the Pro Forma Closing Balance Sheet shall be made in a manner consistent with those used in preparing the Balance Sheets, except that the Pro Forma Closing Balance Sheet shall reflect the inclusion of (i) assets and liabilities relating to the Municipalities Business Group and Chicago Business Group, and (ii) any other assets or liabilities not otherwise related to the Business that have not been assigned or otherwise transferred prior to Closing. The Pro Forma Closing Balance Sheet shall present Seller's, the Company's and the Subsidiary's best estimates, based on all available information, of the Net Worth as of the Closing Date.

    2.5.  Adjustment for Non-Termination of Certain Leases.  In the event that, prior to Closing, the Company or the Subsidiary, as the case may be, shall not have procured the termination of all of the lease agreements specified in Schedule 2.5 hereto or the release of all obligations of the Company or the Subsidiary, as the case may be, with respect thereto, the Purchase Price shall be reduced by an amount corresponding to the aggregate of the amounts specified in Schedule 2.5 in respect of each such lease not terminated or released. At Closing, Seller shall furnish Buyer with a certificate identifying the leases referred to in Disclosure Schedule 2.5 that have been terminated or released and certifying that the terms of such termination or release do not give rise to any additional cost or obligation to Buyer, the Company or the Subsidiary after Closing.

    2.6.  Post-Closing Adjustment.

      (a) Buyer shall cause the Company and the Subsidiary to deliver to Buyer and Seller, within forty-five (45) days after the Closing Date, a consolidated balance sheet of the Company and the Subsidiary dated as of the Closing Date (the "Final Closing Balance Sheet"), which shall be prepared in accordance with GAAP in a manner consistent (including with respect to estimates) with the preparation of the Pro Forma Closing Balance Sheet. The Final Closing Balance Sheet shall set forth the Net Worth. If the Net Worth is less than Sixteen Million Dollars ($16,000,000) then Seller shall pay to Buyer, as a reduction in the Purchase Price, a dollar for each dollar by which the Net Worth is less than Sixteen Million Dollars ($16,000,000) (the "Deficiency Amount"), subject to Section 2.6(b) and Section 2.6(d), by wire transfer of immediately available funds within ten (10) Business Days after receipt of the Final Closing Balance Sheet. If the Net Worth is greater than Eighteen Million Dollars ($18,000,000), then Buyer shall pay to Seller, as an increase in the Purchase Price, a dollar for each dollar by which the Net Worth is greater than Eighteen Million Dollars ($18,000,000) (the "Excess Amount"), subject to Section 2.6(d), by wire transfer of immediately available funds within ten (10) Business Days after delivery of the Final Closing Balance Sheet, unless a notice of disagreement is delivered pursuant to paragraph (d) of this Section 2.6. Further, if the Net Worth is equal to or greater than Sixteen Million Dollars ($16,000,000) but does not exceed Eighteen Million Dollars ($18,000,000), there shall be no adjustment to the Purchase Price.

      (b) Seller may elect to pay up to One Million Dollars ($1,000,000) of the Deficiency Amount by directing the Escrow Agent to pay such amount to Buyer from the Escrow Sum as provided in the Escrow Agreement.

      (c) Subject to Section 2.7, any portion of the Escrow Sum remaining after the payments provided for in Section 2.6(a) and Section 2.6(b) shall be retained in escrow for a period of six (6) months (the "Initial Escrow Period") as security for the representations, warranties and covenants of Seller herein and shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement.

      (d) If Seller disagrees with the Final Closing Balance Sheet, Seller may, within ten (10) Business Days after receipt of the Final Closing Balance Sheet, deliver notice to Seller stating such disagreement. Any such notice of disagreement shall specify those items or amounts to which Seller disagrees. If such a notice of disagreement is delivered, the Parties shall use their reasonable best efforts to reach agreement on the disputed items or amounts within ten (10) Business Days. If within ten (10) Business Days following delivery of the notice of disagreement, the Parties have not reached agreement, either Party may submit the matter to a nationally recognized accounting firm, other than one that regularly represents either Party, for review and resolution, with instructions to complete the review as promptly as practicable. The resolution of such accounting firm shall be conclusive and binding on the Parties hereto. Any amount shown to be due by one Party to the other pursuant to such review and resolution shall be paid by wire transfer of immediately available funds within five (5) Business Days after the Party required to make payment receives actual notice thereof from the accounting firm. The costs of such review by the accounting firm shall be borne equally by the Parties.

    2.7.  Additional Provisions Relating to Escrow Sum

      (a) Upon termination of the Initial Escrow Period, the balance of the Escrow Sum then remaining, less the Escrow Carryover Sum (as defined in paragraph (c) of this Section 2.7), if any, shall be paid to Seller.

      (b) If following the expiration of the Initial Escrow Period the balance of the Escrow Sum exceeds at any time the Escrow Carryover Sum as of such time, the excess shall be paid to Seller according to the procedures set forth in the Escrow Agreement.

      (c) For purposes of this Section 2.7, the term "Escrow Carryover Sum" shall, with respect to any date, mean an amount, not to exceed the balance of the Escrow Sum as of such date, corresponding the aggregate of (i) the liquidated monetary value of any claims asserted by Buyer against Seller in accordance with the Agreement within the time periods established in Section 8.1 hereof (including, without limitation, any claim arising out of Section 6.7 hereof), to the extent such claims have not been resolved (or any sums owing to Buyer as a result of such resolution have not been paid to Buyer), and (ii) until the expiration of a period of twelve (12) months following Closing, and if the Price McNabb Litigation has not as of such date been dismissed with prejudice as to the Company, the additional sum of Six Hundred Thousand Dollars ($600,000).

    2.8.  Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Davis Graham & Stubbs LLP in Denver, Colorado, or at such other place as is agreed upon by the Parties, as soon as practicable following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, including without limitation Section 7.1 hereof (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the "Closing Date").

    2.9.  No Assumption of Unrelated Liabilities.  Except as otherwise expressly provided herein, and except for such obligations as Buyer may have solely by reason of its status, following Closing, as the owner of the Purchase Shares, Buyer assumes no liabilities of Seller and expressly disclaims any responsibility therefor.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

    The disclosure schedules (the "Disclosure Schedules") contemplated by this Article 3 shall be arranged to correspond to the numbered and lettered sections contained in this Article 3 and shall be delivered concurrently with the execution of this Agreement. Seller hereby represents and warrants to Buyer that:

    3.1.  Organization, Qualification, and Corporate Power.  Except as set forth on Disclosure Schedule 3.1, Seller, the Company and the Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of the states of their organization. Except as set forth on Disclosure Schedule 3.1, Seller, the Company and the Subsidiary are each qualified to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Seller, the Company or the Subsidiary. Seller, the Company and the Subsidiary each have the corporate power and authority, subject in the case of Seller to the applicable provisions of the Bankruptcy Code, necessary to carry on the business in which they are engaged and to own and use the properties owned and used by them. Disclosure Schedule 3.1 lists the directors and officers of the Company and the Subsidiary. Seller has delivered or made available to Buyer correct and complete copies of the certificate of incorporation and bylaws (as amended to date) and the stock certificate books and the stock record books of the Company and the Subsidiary. Seller has also delivered or made available to Buyer the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors since June 1, 1999) of the Company and the Subsidiary, which are correct and complete in all material respects. Neither the Company nor the Subsidiary is in default under or in violation of any provision of its certificate of incorporation or any material provision of its bylaws, except (in the case of a default or violation of the bylaws) where such default or violation would not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary, as the case may be.

    3.2.  Capitalization.  The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, One Dollar ($1.00) par value, of which one thousand (1,000) shares are issued and outstanding (constituting the Purchase Shares). The authorized capital stock of the Subsidiary consists of two million (2,000,000) shares of common stock, One Cent ($0.01) par value, of which one million, eight thousand five hundred (1,008,500) shares are issued and outstanding (the "Subsidiary Shares"). The Purchase Shares and the Subsidiary Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held beneficially and of record, respectively by Seller and the Company, free and clear of preemptive or similar rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or the Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or the Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company or the Subsidiary.

    3.3.  No Liens on Shares.  Seller owns the Purchase Shares free and clear of any Security Interests other than the rights and obligations arising under this Agreement. None of the Purchase Shares is subject to any outstanding option, warrant, call or similar right of any other person to acquire the same, and none of the Purchase Shares is subject to any restriction on transfer thereof except for restrictions imposed by the certificate of incorporation or bylaws of the Company, or by applicable federal and state securities laws. Seller has full power and authority, subject to the Final Approval Order, to convey good and marketable title to the Purchase Shares, free and clear of any Security Interests.

    3.4.  Authorization of Transaction.  Seller has full corporate power and authority, subject in the case of Seller to the applicable provisions of the Bankruptcy Code, to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of Seller other than the approval of the sole stockholder of Seller, which approval is subject to the consent of the Bankruptcy Court in connection with the PSINet Chapter 11 Case. This Agreement has been duly and validly executed and delivered by Seller and, subject to the Final Approval Order, will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application affecting the rights of creditors generally and applicable rules and principles of equity.

    3.5.  Noncontravention.  Except as set forth in Disclosure Schedule 3.5, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, subject to the entry of the Final Approval Order, (a) violate any constitution, statute, regulation or rule, (b) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller, the Company or the Subsidiary is subject or any provision of the certificate of incorporation or bylaws of Seller, the Company or the Subsidiary, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, concession, joint venture agreement, partnership agreement, association, contract or other arrangement to which Seller, the Company or the Subsidiary is a party or by which any thereof is bound or to which any of the assets of Seller, the Company or the Subsidiary are subject (or result in the imposition of any Security Interest upon any of their respective assets), except, in the case of (b) and (c), for such matters as would not reasonably be expected to have a Material Adverse Effect on Seller, the Company, or the Subsidiary. Except as set forth in Disclosure Schedule 3.5, none of Seller, the Company or the Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, qualification, order or approval of, any Governmental Authority or other third party in connection with Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

    3.6.  Unrelated Assets and Unrelated Liabilities.  The actions of Seller, the Company and the Subsidiary (i) pursuant to Section 5.12, to sell, assign or otherwise transfer all Unrelated Assets, including, without limitation, any subsidiaries of the Company not engaged in the Business as set forth on Disclosure Schedule 3.13, and (ii) pursuant to Section 5.13, to procure the release of the Company and the Subsidiary from any Unrelated Liabilities, did not and shall not in the aggregate have a Material Adverse Effect on the Business.

    3.7.  Brokers' Fees.  Except as set forth in Disclosure Schedule 3.7, none of the Company, Seller or the Subsidiary has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Buyer shall have no Liability to pay such fee or commission.

    3.8.  Financial Statements.  Attached hereto as Disclosure Schedule 3.8 are the following unaudited financial statements:

      (a) consolidated balance sheets of the Company and the Subsidiary as they pertain to the Business, dated as of December 31, 2000 and June 30, 2001 (together, the "Balance Sheets");

      (b) consolidated statements of earnings of the Company and the Subsidiary as they pertain to the Business, for the twelve-month period ended December 31, 2000 and the six-month period ended June 30, 2001 (together, the "Income Statements"); and

      (c) a consolidated statement of cash flows of the Company and the Subsidiary as they pertain to the Business, for the six-month period ended June 30, 2001 (the "Statement of Cash Flows").

  Together, the Balance Sheets, Income Statements and Statement of Cash Flows and any notes thereto shall be referred to herein as the "Financial Statements." The Financial Statements have been prepared from the books and records of the Company and the Subsidiary (which are themselves complete and accurate in all material respects) in accordance with GAAP, and fairly present the financial condition of the Company and the Subsidiary as at their respective dates and the results of operations for the periods covered thereby, except that the Financial Statements (i) reflect only the assets and liabilities associated with the Business and the results of operations relating thereto, (ii) do not contain all notes required by GAAP, and (iii) are subject to year-end adjustments that are not in the aggregate material.

    3.9.  Subsequent Events; Corporate Transactions.

      (a) Except as set forth in Disclosure Schedule 3.9, since June 30, 2001, there has not been any material change in the business, financial condition, prospects, customer or employee relations, operations or results of operations of the Company or the Subsidiary.

      (b) Without limitation of the foregoing, since June 30, 2001 and except as set forth in Disclosure Schedule 3.9:

         (i) Neither the Company nor the Subsidiary has sold, leased, transferred or assigned any asset, tangible or intangible, that is material to the Company or the Subsidiary other than for a fair consideration in the Ordinary Course of Business;

        (ii) Except for any transactions contemplated by this Agreement, neither the Company nor the Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business or that is material to the Company or the Subsidiary;

        (iii) Neither the Company nor the Subsidiary has accelerated, terminated or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than Seventy Five Thousand Dollars ($75,000) to which the Company or the Subsidiary is a party or by which it is bound or that is otherwise material to the Company or the Subsidiary;

        (iv) Neither the Company nor the Subsidiary has imposed any Security Interest upon any of its assets, tangible or intangible;

        (v) Neither the Company nor the Subsidiary has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business, or commitments for capital expenditures, in excess of One Hundred Thousand Dollars ($100,000);

        (vi) Neither the Company nor the Subsidiary has made any capital investment in, any loan to, or any acquisition of, the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

       (vii) Neither the Company nor the Subsidiary has issued any note, bond or other debt security, or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation, involving more than Seventy Five Thousand Dollars ($75,000) in the aggregate;

       (viii) Neither the Company nor the Subsidiary has merged with any other company, consolidated, sold or consented to the sale of any of the material assets of the Company or the Subsidiary, or acquired any material asset outside the Ordinary Course of Business;

        (ix) There has been no change made or authorized in the certificate of incorporation or bylaws of the Company or the Subsidiary;

        (x) Neither the Company nor the Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock, except as contemplated by this Agreement;

        (xi) Neither the Company nor the Subsidiary has increased the compensation or benefits payable to employees other than scheduled increases in the Ordinary Course of Business;

       (xii) Neither the Company nor the Subsidiary has made any change in its accounting, collection or payment practices; and

       (xiii) Neither the Company nor the Subsidiary has committed or agreed to any of the foregoing.

    3.10.  Undisclosed Liabilities.  Neither the Company nor the Subsidiary has any material Liability, except for (a) Liabilities reflected in the Financial Statements (including any notes thereto), (b) Liabilities that have arisen after June 30, 2001 in the Ordinary Course of Business, (c) Liabilities

set forth in Disclosure Schedule 3.10, (d) liabilities associated with the Chicago Business Group and the Municipalities Business Group, (f) Unrelated Liabilities, as to which Seller shall use its commercially reasonable best efforts to secure the release of the Company and the Subsidiary, as further provided in Section 5.13 hereof; and (g) (as of Closing only) Liabilities (whether or not set forth in the Financial Statements or on Disclosure Schedule 3.10) that are taken into account in computing Net Worth.

    3.11.  Legal Compliance.  Since June 1, 1999, each of the Company and the Subsidiary has been and is in compliance in all material respects with the provisions of all laws, rules, regulations, ordinances, orders, judgments and decrees (individually, a "Law" and collectively, "Laws") applicable to it and to its business, Leased Property (as hereinafter defined) and operations and all Authorizations of the Company are in full force and effect. Since June 1, 1999, neither the Company nor the Subsidiary has been issued or received any citations, notices or orders of non-compliance under any Laws. Neither the ownership nor use of the Company's or the Subsidiary's properties nor the conduct of their respective businesses conflicts with the rights of any other Person, violates or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of (x) its certificate of incorporation or bylaws, as presently in effect, or (y) any lien, mortgage, deed of trust, lease, license, agreement, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company or the Subsidiary is a party or by which it may be bound or affected, except in the case of (y) any conflict, violation, or default that would not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary. Neither the Company, Seller nor the Subsidiary is aware of any proposed governmental taking, condemnation or other similar proceeding that would be applicable to the Company's or the Subsidiary's business, operations or properties after the Closing Date.

    3.12.  Tax Matters.

      (a) The Company and the Subsidiary have filed all Tax Returns that each was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and the Subsidiary, whether or not shown on any Tax Return, have been paid in a timely fashion. Except with respect to tax year 2000 income Tax Returns, neither the Company nor the Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor the Subsidiary has received written notice from an authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. Each Affiliated Group has filed all material Income Tax Returns that it was required to file for each taxable period during which the Company or the Subsidiary was a member of the Affiliated Group. All such Tax Returns were correct and complete in all material respects.

      (b) The Company and the Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) The Company and the Subsidiary do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or the Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or the Subsidiary otherwise has knowledge. Prior to Closing, Seller has delivered to Buyer (i) a list of all State income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1998, indicating those Tax Returns (if any) that have been audited, and those Tax Returns (if any) that currently are the subject of audit, and (ii) correct and complete copies of all pro forma federal income Tax Returns of the Company and the Subsidiary, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary with respect to taxable periods ended on or after December 31, 1998. (The 2000 Tax Return shall be provided to the extent it has been completed).

      (d) Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no such waiver or agreement is in effect for any Affiliated Group of which the Company or the Subsidiary has been or is a member.

      (e) No consent under Code Section 341(f) concerning collapsible corporations has been filed for the Company or the Subsidiary.

      (f)  Neither the Company nor the Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

      (g) The Company and the Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

      (h) Neither the Company nor the Subsidiary is a party to any Tax allocation or sharing agreement.

      (i)  The Company and the Subsidiary are and will be at the Closing Date members of the Affiliated Group filing consolidated returns of which PSINet is the common parent (the "Parent Group"). Prior to June 16, 2000, the Company and the Subsidiary were members of the Affiliated Group filing consolidated returns of which Metamor Worldwide, Inc. was the common parent (the "Metamor Group"). Neither the Company nor the Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Parent Group and the Metamor Group) or (ii) has any Liability for the Taxes of any Person (other than the Company and the Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (j)  The unpaid Taxes of the Company and the Subsidiary (i) did not, as of June 30, 2001, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary in filing their respective Tax Returns.

      (k) No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of the Company or the Subsidiary will be required to be included in taxable income by the Company or the Subsidiary in a subsequent taxable year by reason of the Company or the Subsidiary reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

      (l)  Seller has no knowledge of any Taxes for which the Company or the Subsidiary would be liable under Section 10.5.

      (m) The transactions contemplated herein are not subject to the tax withholding provisions of subchapter A of Chapter 3 of the Code or of any other provision of Law.

      (n) None of the assets of the Company or the Subsidiary constitute property that Buyer, or any Affiliate of Buyer, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

      (o) None of the assets of the Company or the Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code.

    3.13.  Other Interests.  Except for the entities listed on Disclosure Schedule 3.13 (which shall be spun-off or otherwise divested prior to Closing) and the Subsidiary, the Company does not directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any Person.

    3.14.  Properties.

      (a) Neither the Company nor the Subsidiary owns real property. Attached hereto as Disclosure Schedule 3.14 is a list containing a description of all of the Company's and the Subsidiary's leasehold interests in real property used or occupied by it in the conduct of the business (the "Leased Property"). All leases used in the conduct of the Business are described in Disclosure Schedule 3.14 and, except as set forth on such schedule, are in full force and effect and the Company or the Subsidiary holds a valid and existing leasehold interest under each of the leases for the terms set forth on such schedule. Seller has delivered or made available to Buyer complete and accurate copies of all leases and related amendments and memoranda concerning such leases that are in the possession of the Company or the Subsidiary. Neither Seller, the Company nor the Subsidiary has received written notice of any default under the leases and neither the Company nor the Subsidiary is in default under any of the leases. No person has the right to terminate or accelerate performance under or otherwise modify (including upon the giving notice or the passage of time) any of such leases, except in accordance with the provisions thereof. The Leased Property is in good operating condition and repair, normal wear and tear excepted, and, to Seller's knowledge, is free from any defects of a material nature. To Seller's knowledge, the operation of the Leased Property in the manner in which it is now and has been operated by Seller, the Company and/or the Subsidiary does not violate any zoning ordinance, municipal regulation, or other Law. Since June 1, 1999, neither the Company nor the Subsidiary has received any notices, demands, or other directives from any governmental bodies with jurisdiction over the Leased Property asserting that any current or past use of or condition on or about the Leased Property, or any part thereof, may violate any Laws (including without limitation, Environmental Law) or any notice stating that any part of the Leased Property may be subject to condemnation or similar proceedings. Neither the Company nor the Subsidiary is a "foreign person" as that term is defined in Code Section 1455, and applicable regulations.

      (b) Set forth on Disclosure Schedule 3.14 is a complete list of all tangible assets of the Company with a book value or fair market value greater than Twenty Five Thousand Dollars ($25,000). The Company and the Subsidiary have good title to, or a valid leasehold interest in, all of their respective assets, including the assets reflected on the Financial Statements and all assets used by the Company and the Subsidiary in the conduct of their respective businesses (with de minims exceptions and except for assets held under leases or licenses disclosed pursuant to Section 3.15), subject to no Security Interests, except for (i) Security Interests for current taxes not yet due, (ii) minor imperfections of title and encumbrances that do not materially detract from or materially interfere with the present use or value of such assets, and (iii) Security Interests disclosed in Disclosure Schedule 3.14. All facilities, machinery, equipment, fixtures, vehicles and other tangible personal property owned, leased or used by the Company or the Subsidiary are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company's and the Subsidiary's respective businesses, as presently conducted, and substantially conform with all applicable laws, rules and regulations.

    3.15.  Licenses and Permits.  Attached hereto as Disclosure Schedule 3.15 is a list of all federal, state, county, and local governmental licenses, certificates, registrations, authorizations and permits (collectively, "Authorizations") held by the Company or applied for by the Company and pending, other than authorizations to conduct business as a foreign corporation and applications therefor. The Company has complied in all material respects with the terms and conditions of all material Authorizations. No violation of any such Authorization or the Laws governing the issuance or continued validity thereof has occurred and all Authorizations are in full force and effect, except, in each case, for such matters as would not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary. No additional material Authorization is required from any federal, state, county, or local government agency or body thereof in connection with the conduct of the Business.

    3.16.  Patents; Trademarks.  Attached hereto as Disclosure Schedule 3.16 is a list and brief description of all patents, patent rights, trademarks, service marks, trade names, registered copyrights, or pending applications therefor and other material proprietary intellectual property rights and computer programs, software and data owned or used by or registered in the name of the Company or the Subsidiary or in which the Company or the Subsidiary has any rights, licenses, or immunities, other than software commercially available at retail (collectively, the "Intellectual Property"). Seller has furnished or made available to Buyer copies of all material license agreements to which the Company is a party, either as a licensor or a licensee, with respect to any Intellectual Property. Except as described on Disclosure Schedule 3.16, either the Company or the Subsidiary has good title to or the right to use all such Intellectual Property for the conduct of the Business as presently conducted or operated without the payment of any royalty or similar payment, including, without limitation, the Deltac Cost Point Software, and to Seller's knowledge, neither the Company nor the Subsidiary is infringing on any patent right, trade name, copyright or trademark right of others, and none of the Company, the Subsidiary or Seller is aware of any infringement by others of any such rights owned by the Company or the Subsidiary. Neither the Company nor the Subsidiary has granted any licenses, releases, security interests or other rights in or relating to the Intellectual Property.

    3.17.  Insurance.  Attached hereto as Disclosure Schedule 3.17 is a list of all policies of fire, casualty, liability, property or other forms of insurance and all fidelity bonds held by or applicable to the Company or the Subsidiary, which Schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, limits of coverage and annual premium. To Seller's knowledge, no event relating to the Company or the Subsidiary has occurred that will result in a retroactive upward adjustment of premiums under any such insurance policies. To Seller's knowledge, neither the Company nor the Subsidiary has any Liability for which any claim may be made against their respective property, casualty or liability insurance.

    3.18.  Employee Benefits.

      (a) Disclosure Schedule 3.18 contains a list of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits, change of control, employment and severance agreements, or other employee benefits (other than the employment agreements listed on Disclosure Schedule 3.18), in each case maintained or contributed to, or required to be maintained or contributed to, by the Company, the Subsidiary or any Company ERISA Affiliate (each, together with the Company, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or the Subsidiary (all the foregoing being herein called "Benefit Plans"). The Company and the Subsidiary have delivered or made available to Buyer true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects.

      (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. Except as set forth on Disclosure Schedule 3.18, to Seller's knowledge, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan. Neither the Company, the Subsidiary nor any Company ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional benefit plans or modify any existing Benefit Plan except as necessary to comply with ERISA and the Code.

      (c) None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412.

      (d) All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Financial Statements. There is no pending dispute between the Company, the Subsidiary or any Company ERISA Affiliate concerning payment of contributions.

      (e) The PSINet 401(K) Plan has not applied for or obtained a determination letter from the Internal Revenue Service. Each Benefit Plan that is a Pension Plan (hereinafter a "Company

  Pension Plan") that is intended to be a tax-qualified plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code;

      (f)  No compensation payable by the Company or the Subsidiary to any of their respective employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

      (g) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treas. Reg. Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code).

      (h) Except for the Benefit Plans disclosed on Disclosure Schedule 3.18, with respect to any Employee, neither the Company nor the Subsidiary has an obligation to contribute to (or any other liability with respect to) any funded or unfunded Welfare Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the Company and the Subsidiary are in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of COBRA and all other applicable laws. Except as regards the retention payments referred to in section 2 of Disclosure Schedule 3.18, the Pro Forma Closing Balance Sheet shall reflect all accrued vacation and other benefits for the Company's and the Subsidiary's employees as of the Closing Date.

    3.19.  Contracts.  Disclosure Schedule 3.19 contains a list of all written or oral contracts, commitments, leases and other agreements (including, without limitation, all government contracts, promissory notes, loan agreements, security interests and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, customers and vendors, service agreements, marketing agreements and licenses) to which the Company or the Subsidiary is a party or by which the Company, the Subsidiary or their respective properties are bound, pursuant to which (i) the obligations thereunder are contemplated as being, Two Hundred Thousand Dollars ($200,000) or more, (ii) represent approximately eighty percent of the revenues of the Company and the Subsidiary taken as a whole for the six (6) month period ended June 30, 2001 or (iii) pursuant to which the Company or the Subsidiary is restricted from engaging in any business, soliciting any client or potential client or soliciting or hiring any Person as an employee or independent contractor (collectively, the "Contracts"). The Company and the Subsidiary have delivered to or made available to Buyer a correct and complete copy of each written agreement listed in Disclosure Schedule 3.19 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Disclosure Schedule 3.19. With respect to each such agreement:

      (a) the agreement is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application affecting the rights of creditors generally, and applicable rules and principles of equity;

      (b) except as set forth in Disclosure Schedule 3.5, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application affecting the rights of creditors generally and applicable rules and principles of equity;

      (c) to Seller's, the Company's and the Subsidiary's knowledge, no party is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement;

      (d) except as set forth on Disclosure Schedule 3.5, no notice to or consent or approval of any Person is required in connection with the transactions contemplated hereby; and

      (e) to the knowledge of Seller, the Company or the Subsidiary, no party has repudiated any material provision of such agreements.

    3.20.  Claims and Proceedings.

      (a) Except as set forth in Disclosure Schedule 3.20, there are no actions, suits, or legal or administrative proceedings pending or, to Seller's, the Company's or the Subsidiary's knowledge, threatened against or relating to the Company, the Subsidiary or their respective officers, directors, employees, properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary or the transactions contemplated by this Agreement.

      (b) No written or oral claim for breach of contract or otherwise by any customer has been made against the Company or the Subsidiary since March 31, 2001, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

    3.21.  Personnel.  Attached hereto as Disclosure Schedule 3.21 is a list of the names and annual rates of compensation of the directors and executive officers of the Company and the Subsidiary, and of the employees of the Company and the Subsidiary whose annual rates of compensation during fiscal year 2001 (including base salary, bonus, commission and incentive pay) exceed or by December 31, 2001 are reasonably expected to exceed $100,000. There is no pending or (to Seller's knowledge) threatened labor dispute or union organization campaign. None of the employees of the Company are represented by any labor union or organization. Each of the Company and the Subsidiary is in compliance in all respects with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practices, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

    3.22.  Business Relations.  Disclosure Schedule 3.22 sets forth a list of the ten largest customers and suppliers of the Company and the Subsidiary (by revenue or payment, as the case may be) for the calendar year 2000 and to date in calendar year 2001. As to the agreements with such customers and suppliers set forth on Disclosure Schedule 3.22, and except as set forth thereon, the Company, the Subsidiary or Seller neither know nor have any reason to believe that any customer of the Company will cease to do business with the Company or the Subsidiary solely as a result of the consummation of the transactions contemplated hereby in substantially the same manner and at substantially the same levels as previously conducted with the Company and the Subsidiary.

    3.23.  Accounts Receivable.  All of the accounts, notes, and loans receivable that have been recorded on the books of the Company and the Subsidiary are bona fide and represent amounts validly due for goods sold or services rendered. Except as disclosed on Disclosure Schedule 3.23 hereto (a) all of such accounts, notes, and loans receivable are owned by the Company and the Subsidiary free and clear of any Security Interest; (b) none of such accounts, notes, or loans receivable is subject to any offsets or, to the knowledge of the Company or the Subsidiary, claims of offset; and (c) none of the obligors of such accounts, notes, or loans receivable has given notice that it will or may refuse to pay the full amount or any portion thereof. Except for the Company's and the Subsidiary's allowance for bad debts set forth in its Final Closing Balance Sheet, which will be established in accordance with GAAP and in a manner consistent with establishment of the allowances for bad debt shown on the Balance Sheets and the Pro Forma Closing Balance Sheet, all of such accounts, notes and loans receivable will be collectible within 120 days after the Closing Date.

    3.24.  Bank Accounts.  Attached hereto as Disclosure Schedule 3.24 is a list of all banks or other financial institutions with which the Company or the Subsidiary has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box.

    3.25.  Warranties.  Except as set forth on Disclosure Schedule 3.25 and except for warranty claims that are immaterial or in the Ordinary Course of Business of the Company and the Subsidiary, there is no outstanding claim against the Company or the Subsidiary for breach of product or service warranty to any customer.

    3.26.  Interests in Competitors, Suppliers, Customers, Etc.  Except as disclosed in Disclosure Schedule 3.26 hereto, no officer or director of Seller, the Company or the Subsidiary, or to the knowledge of Seller, any Affiliate of the Company or the Subsidiary, has any ownership interest in any competitor, supplier or customer of the Company or the Subsidiary (other than ownership of securities of a publicly-held corporation of which such person owns, or has rights to own, less than one percent of any class of outstanding securities) or any property used in the operation of the business of the Company or the Subsidiary.

    3.27.  Employee Debts.  Disclosure Schedule 3.27 includes a list and brief description (accurate as of the date of this Agreement only) of the payment terms of (i) all indebtedness of the Company and the Subsidiary to officers, directors, and employees of Seller, the Company or the Subsidiary, excluding salary and other wages and (ii) all indebtedness of officers, directors, stockholders and employees of Seller, the Company and the Subsidiary, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the Ordinary Course of Business of the Company or the Subsidiary and consistent with its past practices, to the Company or the Subsidiary (collectively the "Employee Debt"). All of such indebtedness of the officers, directors and employees of Seller, the Company and the Subsidiary to the Company and the Subsidiary is collectible in the Ordinary Course of Business.

    3.28.  Environmental Matters.

      (a) To Seller's knowledge, no Leased Property of the Company or the Subsidiary nor any of the operations conducted thereon, nor any other past or present actions or omissions by the Company or the Subsidiary, violate any Environmental Laws, nor are there any conditions existing on any such Leased Property or resulting from operations conducted thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Law.

      (b) To Seller's knowledge, no Leased Property of the Company or the Subsidiary nor the operations currently or previously conducted thereon or by any prior owner of the Leased Property or operation, are subject to any existing, pending or threatened, action, suit, order, investigation, inquiry or proceeding relating to human health or environmental quality or any Environmental Laws by or before any court, agency or other Governmental Authority.

      (c) To Seller's knowledge, all notices and Authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Leased Property of the Company or the Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Company and the Subsidiary are in compliance with the terms and conditions of all such notices and Authorizations.

      (d) Neither the Company, the Subsidiary nor any other Person has filed any notice under any Environmental Laws indicating that the Company or the Subsidiary is responsible for the release into the environment, or the improper storage, of any hazardous or toxic waste, substance or constituent or that any such waste, substance or constituent has been released, or is improperly stored, form or upon any Leased Property of the Company or the Subsidiary.

    3.29.  Agents and Powers of Attorney.  Except as set forth on Disclosure Schedule 3.29, neither the Company nor the Subsidiary has designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or agency which is presently in effect.

    3.30.  Fixed Fee Contracts.  Disclosure Schedule 3.30 sets forth any written or oral contract for hire which obligates the Company or the Subsidiary to work on a fixed-fee basis regardless of the number of hours actually spent on the project by the Company's or the Subsidiary's employees (a "Fixed-Fee Contract"). To the Seller's, the Company's and the Subsidiary's knowledge, except as set forth on Disclosure Schedule 3.30, no Fixed-Fee Contracts would reasonably be expected to cost the Company or the Subsidiary more in expenses and wages payable to its employees than fees and revenues generated by the Fixed-Fee Contract except, where the excess cost of completing such Fixed Fee Contracts, individually or in the aggregate, would not reasonably be expected to exceed Two Hundred Fifty Thousand Dollars ($250,000).

    3.31.  Illegal or Unauthorized Payments; Political Contributions.  Neither the Company, the Subsidiary nor any of their respective officers, directors, employees, agents or other representatives or, to the knowledge of the Company, the Subsidiary and Seller, any other business entity or enterprise with which the Company or the Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company or the Subsidiary. To Seller's, the Company's and the Subsidiary's knowledge neither the Company nor the Subsidiary has violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing or collusion.

    3.32.  No Guarantees.  Except as set forth on Disclosure Schedule 3.32, neither the Company nor the Subsidiary is a guarantor of any Liability of the Seller or any other person (other than the Company and the Subsidiary).

    3.33.  Assets Used in Business.  As of Closing, Seller shall hold good title to, or a valid leasehold interest in, license for or other right to use, such assets as are necessary for the conduct of the Business as presently conducted.

    3.34.  Representations.  The representations and warranties of Seller and the Company contained in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
BUYER'S REPRESENTATIONS AND WARRANTIES

    Buyer represents and warrants to Seller:

    4.1.  Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to qualify would not reasonable be expected to have a Material Adverse Effect on Buyer.

    4.2.  Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Buyer have been duly and validly authorized by all requisite corporate action and do not require for their validity any authorization, consent, approval or other action by the stockholders of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application affecting the rights of creditors generally, and applicable rules and principles of equity.

    4.3.  Noncontravention.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject, (b) violate any provision of the certificate of incorporation or bylaws of Buyer, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject except, in the case of (a) and (c), for such violations, conflicts, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer is not required to give any notice to, make any filing with or obtain any material authorization, consent, or approval of, any Governmental Authority in order for it to consummate the transactions contemplated by this Agreement, other than such filings, authorizations, consents and approvals required under the Contracts of the Company in connection with the Acquisition.

    4.4.  Brokers' Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

    4.5.  Investment Intention, Etc.

      (a) Buyer is acquiring the Purchase Shares for its own account for investment purposes only and not with a view to or for distributing or reselling the Purchase Shares, or any part thereof or any interest therein. Buyer acknowledges that the Purchase Shares have not been registered under the Securities Act or any applicable state securities laws and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchase Shares are not being acquired by Buyer as part of any plan or scheme to evade the registration requirements of the Securities Act;

      (b) Buyer understands that no public market now exists for the Purchase Shares and that Seller has made no assurances that a public market will ever exist for such securities; and

      (c) Buyer is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

ARTICLE 5
PRE-CLOSING COVENANTS

    The Parties agree as follows with respect to the period between the date hereof and the Closing:

    5.1.  General.  Each of the Parties shall use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

    5.2.  Notices and Consents.  Each of the Parties shall give any required prior notices to third parties, and shall use its commercially reasonable best efforts to obtain any third party consents that the other party may request in connection with the matters referred to in Section 3.5 and Section 4.3.

    5.3.  Regulatory Matters and Approvals.  The Parties shall prepare and submit for filing any and all applications, filings and registrations with, and notifications to, all federal and state Governmental Authorities required on the part of the Company or any stockholder or Affiliate of the Company for the Acquisition to be consummated as contemplated by this Agreement. Thereafter, all Parties shall pursue all such applications, filings, registrations and notifications diligently and in good faith, and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated on the Closing Date.

    5.4.  Operation of Business.  Except as contemplated herein, Seller shall cause the Company and the Subsidiary to, and the Company and the Subsidiary shall each use their respective best efforts to, preserve substantially intact their respective business organizations and present relationships with customers, suppliers and employees and to maintain all of their insurance currently in effect. Seller shall not cause or permit the Company or the Subsidiary to take any action that could reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary or materially adversely affect the Acquisition or the transactions contemplated by this Agreement. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not permit the Company or the Subsidiary to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller shall not permit the Company or the Subsidiary to engage in any of the acts described in subsections (i) through (xiii) of Section 3.9(b).

    5.5.  Access to Information.  Upon reasonable notice and subject to applicable laws relating to the exchange of information, Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access during normal business hours during the period prior to the Closing Date, to all of the Company's and the Subsidiary's properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, Seller shall make available all other information concerning the Company's and the Subsidiary's business, properties and personnel as Buyer may reasonably request. It is the intention of the Parties that Buyer shall conduct an examination of the Company and the Subsidiary prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. Seller shall permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiary, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company and the Subsidiary.

    5.6.  Notice of Developments.  Seller shall use its commercially reasonable best efforts to give prompt written notice to Buyer of any adverse development in the Company's or the Subsidiary's business, operations, financial condition or results of operations. Seller shall give prompt written notice to Buyer of any adverse development that causes any representation or warranty of Seller set forth herein not to be true and correct as written, and such representation and warranty shall be deemed, with prospective effect only, to be qualified by such notice. Such notice shall not be effective unless it states that it is given pursuant to this Section 5.6. The foregoing notwithstanding, no disclosure by any Party pursuant to this Section 5.6 of any state of affairs existing prior to the execution and delivery of this Agreement shall be deemed to cure any misrepresentation existing as of the date of such execution and delivery, but the decision of either Party thereafter to consummate the Acquisition shall be deemed a waiver of such misrepresentation, to the extent of the facts disclosed in such written notice.

    5.7.  Exclusivity.  Prior to the filing of the Chapter 11 Cases, Seller shall not, and shall not cause or permit the Company, the Subsidiary or their respective representatives to: (a) solicit, initiate, or actively encourage the submission of any proposal or offer from any Person relating to the acquisition of any material equity interest in, or any substantial portion of the assets, of the Company or the Subsidiary (including any acquisition structured as a merger, consolidation, or share exchange); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided, however, that nothing in this Section 5.7 shall prevent Seller from engaging in discussions concerning the sale of (i) Seller's business as a whole, or (ii) any specific assets other than assets of the Business or assets of any subsidiary through which the Business has been conducted.

    5.8.  Restrictions on Transfer.  Prior to Closing, Seller shall not sell, transfer, pledge, or grant or suffer to exist a Security Interest in, or otherwise dispose of or encumber, any of the Purchase Shares or any ownership interest in the Company without the prior written consent of Buyer, nor shall Seller permit the Company to sell, transfer, pledge, or grant or suffer to exist a Security Interest in, or otherwise dispose of or encumber, any of the authorized capital of the Subsidiary, without the prior written consent of Buyer, provided that the sale of the Purchase Shares to a Third Party pursuant to the procedures set forth in Section 5.11 hereof, with or without Buyer's consent, shall not constitute a violation of this Section 5.8.

    5.9.  Assets to be Transferred.

      (a) Seller and PSINet shall, in connection with the process contemplated under Section 5.11 hereof, assume and assign to the Company or the Subsidiary pursuant to Section 365 of the Bankruptcy Code prior to Closing, the agreements of Seller and PSINet or their Affiliates, as the case may be, set forth in section 1 of Disclosure Schedule 5.9 (the "Debtor Agreements"). Seller shall be responsible for any cost of cure with respect to any past defaults in connection with the assumption and assignment of the Debtor Agreements. Buyer shall take such steps as are reasonably requested by Seller and PSINet to establish adequate assurance of the ability of the Company and/or the Subsidiary to perform the Debtor Agreements.

      (b) Seller and PSINet shall use their commercially reasonable best efforts to procure the assignment to the Company or the Subsidiary of any agreements listed in section 1 of Disclosure Schedule 5.9 as to which any Affiliate of Seller (other than an entity in bankruptcy) is the contracting party, and in connection therewith shall use their commercially reasonable best efforts to obtain any consents required in order for any such assignment to be effective and enforceable. Following Closing, Buyer, the Company and the Subsidiary shall indemnify Seller, PSINet and their Affiliates with respect to Claims arising under agreements assigned to the Company or the Subsidiary pursuant to this Section 5.9(b) , to the extent such Claims arise after Closing. Under no circumstances shall Seller or PSINet be liable to Buyer for the failure to obtain any required consents, nor shall the obtaining of such consents be construed as a condition precedent to Closing for purposes of Section 7.2 hereof.

      (c) Seller shall assign or otherwise transfer or, as the case may be, shall cause to be assigned or otherwise transferred, to the Company or the Subsidiary, prior to Closing, the tangible personal property listed in section 2 of Disclosure Schedule 5.9.

      (d) Subject to the provisions of, and limitations set forth in, Article 9 hereof, Buyer shall indemnify Seller, PSINet and their respective Affiliates, as the case may be, for any Claims arising after Closing (but not to the extent such Claims arise in connection w ith or are caused by the assignment and transfer of the agreement to the Company or the Subsidiary) under or with respect to any Debtor Agreement that has been assigned to Buyer, the Company or the Subsidiary.

    5.10.  Employee Debt and Intercompany Debt.  Seller shall pay, contribute, cancel, or otherwise eliminated in full all Employee Debt and all Intercompany Debt at or prior to Closing.

    5.11.  Bankruptcy Court Approval.

      (a) Not later than the close of business on the third Business Day following the date upon which the Metamor Chapter 11 Case is filed, Seller shall file a motion with the Bankruptcy Court seeking entry of the Approval Order, and requesting that the Bankruptcy Court schedule a hearing to consider approval of this transaction during the week of October 15, 2001 (the "Sale Hearing"). Between the commencement of the Metamor Chapter 11 Case and the Sale Hearing, and consistent with its fiduciary duties, Seller shall be entitled to market the Company and Subsidiary to third parties and to consider any Superior Proposals. Seller shall promptly deliver to Buyer copies of all proposals received prior to the Sale Hearing. If no Superior Proposals are received, Seller shall request that the Bankruptcy Court, at the Sale Hearing, enter the Approval Order and authorize Seller to consummate this transaction. If a Superior Proposal is received, Seller shall (i) promptly notify Buyer of such Superior Proposal and provide Buyer with a copy thereof and (ii) conduct an auction (the "Auction"), upon such notice as may be required by the Bankruptcy Court, and shall report the results of such auction to the Bankruptcy Court at least one day prior to the Sale Hearing. The deadline for submission by third parties of proposed Superior Proposals shall be the date that is four (4) business days prior to the date of the Sale Hearing. Buyer and Seller agree to make promptly any filings, to take all actions and to use their reasonable best efforts to obtain entry of the Approval Order and any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby.

      (b) If the Approval Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or re-argument shall be filed with respect thereto), Seller agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts, and each Party hereto agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the Parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed.

      (c) Prior to Closing, the sale of the Purchase Shares to Buyer pursuant to this Agreement and the other transactions contemplated by this Agreement shall have been approved by order of the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, pursuant to the Approval Order, and the Approval Order shall have become a Final Approval Order. Buyer and Seller agree to use their reasonable best efforts to cause the Bankruptcy Court to enter an Approval Order.

      (d) Seller shall cooperate reasonably with Buyer and its representatives in connection with the Approval Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Buyer concerning the status of such proceeding and providing Buyer with copies of requested pleadings, notices, proposed orders, acquisition proposal submitted by third parties and other documents relating to such proceedings as soon as reasonably practicable. Seller further covenants and agrees that the terms of any plan submitted by Seller to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Buyer hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order.

      (e) If an Auction is conducted pursuant to paragraph (a) of this Section 5.11, Seller may, not less than two (2) Business Days prior to the date of the Auction, request Buyer to furnish, and in such event, Buyer shall furnish to Seller on the date and prior to the commencement of the Auction, a certificate (a "Material Adverse Effect Certificate") stating whether, as of the close of business on the day immediately preceding the day of the Auction, a Material Adverse Effect has, to Buyer's knowledge, occurred. If no Auction is conducted pursuant to paragraph (a) of this Section 5.11, Seller may, not less than two (2) Business Days prior to the date of the Sale Hearing, request Buyer to furnish, and in such event Buyer shall furnish to Seller, on the date of and prior to the commencement of the Sale Hearing, a Material Adverse Effect Certificate as of close of business on the day immediately preceding the date of the Sale Hearing. In the event the Material Adverse Effect Certificates contains a statement by Buyer that it believes a Material Adverse Effect to have occurred, Seller may, but shall not be required to, treat such statement as a purported election by Buyer to terminate the Agreement pursuant to Section 11.1(c)(iv), unless the Material Adverse Effect Certificate also contains an irrevocable waiver of Buyer's right to terminate the Agreement pursuant to the aforesaid Section 11.1(c)(iv) based upon the event or circumstance referred to in the Material Adverse Effect Certificate. In the event the Material Adverse Effect Certificate states that, to Buyer's knowledge, no Material Adverse Effect has occurred as of the applicable date, Buyer shall thereafter be estopped from asserting (for purposes of Section 11.1(c)(iv) or otherwise) any Material Adverse Effect of which it had knowledge as of such date. The failure of Seller timely to provide a Material Adverse Effect Certificate shall be deemed to constitute a certificate by Buyer that, as of the applicable date, no Material Adverse Effect has occurred.

    5.12.  Unrelated Assets.  Prior to Closing and subject to Section 3.6 hereof, Seller may (but shall not be required to) cause the Company and/or the Subsidiary to sell, assign or otherwise transfer to any third party, and upon such terms and conditions as Seller shall in its discretion determine, any Unrelated Assets, provided that the terms of any such sale, assignment or transfer shall not result in or give rise to any liability on the part of the Company or the Subsidiary after Closing.

    5.13.  Unrelated Liabilities.  As soon as practicable following the signing of this Agreement, Seller shall provide Buyer with a list, which shall be as complete as practicable in the circumstances, of Unrelated Liabilities as for which the Company or the Subsidiary are liable. Prior to and (subject to Section 6.8 hereof) following Closing, Seller shall use its commercially reasonable best efforts to procure the release of the Company and the Subsidiary from any Unrelated Liabilities, provided that the failure or inability of Seller to procure any such releases shall not constitute a failure to satisfy a condition precedent to Closing pursuant to Section 7.2.

    5.14.  Transition Services Agreement.  As soon as practicable after the signing of this Agreement, Seller and Buyer shall negotiate in good faith to determine whether either Party shall provide any transition services to the other Party following Closing, and the terms and conditions upon which any such mutually agreed transition services shall be provided. The provision of any such services shall be memorialized in a Transition Services Agreement, substantially in the form of Exhibit D, which (unless otherwise agreed) shall be signed on or prior to, and come into effect immediately following, Closing.

ARTICLE 6
POST-CLOSING COVENANTS

    Subject to Section 8.1, the Parties agree as follows with respect to the period following Closing:

    6.1.  General.  If any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby and by the additional documents referred to herein, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents including instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney, subordination agreements and other instruments) as it is reasonably able to perform and any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9 or Article 10). Seller acknowledges and agrees that from and after the Closing,

Buyer shall be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of the Company and the Subsidiary; provided, however, that Seller and its representatives shall have access to such information in the manner contemplated by Section 10.3 for purposes of Tax Return preparation.

    6.2.  Delivery of Financial Statements.  Seller shall reasonably, and as practicable, assist and cooperate with Buyer in Buyer's preparation of financial statements of the Business, reported upon and certified by an independent certified public accountant and meeting the requirements of Regulation S-X of the Securities and Exchange Commission; provided that neither Seller nor any Affiliate of Seller shall have any liability in the event that Buyer is unable or otherwise fails to comply with the requirements of Regulation S-X (including, without limitation, where the failure to comply relates to or arises out of the inability of Buyer to procure or provide audited financial statements for the Company or the Subsidiary for any period prior to Closing).

    6.3.  Litigation Support.  In the event any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction occurring or existing on or prior to the Closing Date involving the Company or the Subsidiary, each of the other Parties shall reasonably cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9.1 of this Agreement, in which case the rights and obligations of the Parties will be determined as set forth in Article 9 hereof). Seller shall indemnify Buyer in accordance with Article 9 hereof, but without regard to the deductible amount set forth in Section 9.1(e), for all costs, expenses, settlement amounts and damages arising as a result of the Price McNabb Litigation.

    6.4.  Options.  Buyer shall make available a pool of non-statutory stock options to purchase three hundred and fifty thousand (350,000) shares of Buyer Common Stock to be granted to certain employees of the Company and the Subsidiary who accept employment with Buyer. Options to purchase such shares shall be granted as soon as practicable after the Closing Date, pursuant to Buyer's equity incentive plan. The exercise price of options granted pursuant to this subsection will be the fair market value of the Buyer Common Stock on the date of grant. The options shall vest over a period of four (4) years. This provision shall not be deemed to constitute or give rise to a third party beneficiary agreement in favor of, or confer any rights of action upon, any employees of the Company or the Subsidiary.

    6.5.  Employee Benefit Plans.

      (a) Effective as of the Closing Date, all Benefit Plans sponsored or maintained by PSINet shall cease to cover former and current employees (as well as their spouses or dependents) of the Company and the Subsidiary. Effective on the Closing Date, Buyer, the Company and the Subsidiary shall assume all responsibility for providing the coverage required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA for all current and former employees (including their covered spouses, former spouses and dependents) of the Company or the Subsidiary, who experience a qualifying event for such coverage before, on or after the Closing Date.

      (b) Commencing on the Closing Date, Buyer shall cause the Company and the Subsidiary to provide benefits to persons who are employees of the Company or the Subsidiary as of the Closing Date (collectively, the "Company Employees") that are substantially equivalent in the aggregate to the benefits provided to similarly situated employees of Buyer. Buyer shall also cause the Company and the Subsidiary to offer to Company Employees (who immediately prior to Closing received healthcare coverage provided through Seller's plans) the right to enroll in healthcare coverage provided through Buyer's plans with such coverage to become effective as of the Closing Date. Such coverage must be reasonably equivalent to the coverage offered to similarly situated employees of Buyer.

      (c) With respect to any employee benefit plans in which the Company Employees may be eligible to participate after the Closing Date, Buyer, the Company or the Subsidiary shall: (A) not impose any pre-existing conditions or waiting periods with respect to participation and coverage requirements applicable to the Company Employees; and (B) recognize all service of the Company Employees with the Company, the Subsidiary, Seller and their Affiliates for all purposes under such benefit plans (including, without limitation, purposes of eligibility to participate, vesting, and entitlement for benefits).

    6.6.  Use of Seller's Intellectual Property Rights.  Following Closing, Buyer, the Company and the Subsidiary shall not use, and Buyer shall cause the Company and the Subsidiary immediately following Closing to cease use of, any corporate name or designation, trademark, trade name, logo or trade dress belonging to Seller or any Affiliate of Seller (other than the Company and the Subsidiary), whether or not registered, including without limitation any trade name or other designation incorporating the name "Metamor" or "PSINet". The foregoing notwithstanding, the Company and the Subsidiary may, for a period of ninety (90) days following Closing, use the names or designations "Metamor Government Solutions", Metamor Industry Solutions" and "Metamor Public Sector Solutions", in their corporate names and/or in the conduct of the Business, in a manner consistent with prior custom and usage.

    6.7.  Price McNabb Litigation.  In the event the Price McNabb Litigation has not been dismissed with prejudice as to the Company prior to Closing, Seller shall, following Closing, use its commercially reasonable best efforts to assist Buyer and the Company to obtain such dismissal, provided that, for avoidance of doubt, and without prejudice to any recourse Buyer may have against Seller hereunder, Seller shall not be required to pay any amount by way of damages, costs or otherwise to the plaintiff therein for purposes of procuring such dismissal.

    6.8.  Unrelated Liabilities.  Following Closing, Seller shall use its commercially reasonable best efforts to assist the Buyer, the Company and the Subsidiary to procure the release of the Company and the Subsidiary from any Unrelated Liabilities, to the extent such releases have not been procured prior to Closing. Seller shall indemnify and hold harmless Buyer from and against any Claim relating to or arising out of the Unrelated Liabilities.

ARTICLE 7
CONDITIONS TO OBLIGATION TO CLOSE

    7.1.  Bankruptcy Court Approval.  The Closing of the transactions contemplated herein is subject to the following events (collectively "Bankruptcy Court Approval"):

      (a) The Bankruptcy Court shall have entered an order (the "Approval Order"): (i) approving the sale of the Business on the terms set forth herein, pursuant to Sections 363(b) and 363(f) of the Bankruptcy Code; (ii) finding that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchase Shares to Buyer and shall vest Buyer with the Purchase Shares free and clear of any Security Interests as contemplated in this Agreement; (iii) finding that the consideration provided by Buyer pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchase Shares; (iv) finding that Buyer is a good faith purchaser of the Purchase Shares as that term is used in Section 363(m) of the Bankruptcy Code, and is entitled to the protections provided by such Section; (v) finding that the Buyer is not a successor to Seller or otherwise liable for any liability of Seller or any Affiliate thereof (other than the Company and the Subsidiary); (vi) authorizing PSINet, in its capacity as the sole stockholder of Seller, to approve the sale and purchase of the Purchase Shares to Buyer as contemplated by this Agreement and to perform its obligations under Article 10 of this Agreement, and (vii) approving any other agreement or arrangement contemplated by this Agreement, including without limitation any transfers by Seller or PSINet to the Company or the Subsidiary as contemplated by Section 5.9 of this Agreement. The Approval Order shall be substantially in the form of Exhibit C hereto, subject to such modifications as are acceptable to Seller in its reasonable discretion, provided, that neither Buyer nor Seller shall object to changes that are not reasonably likely, from the standpoint of Buyer or Seller, as applicable, adversely to affect in any material manner the economic benefit of the Acquisition to such Party; and

      (b) The Approval Order shall have become a Final Approval Order.

    7.2.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or written waiver of the following conditions:

      (a) Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Seller prior to or at the Closing Date. The representations and warranties of Seller set forth in this Agreement shall be accurate at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions that may have taken place after the date hereof and that are permitted or contemplated by this Agreement or to the extent that any such representation and warranty is expressly made as of another specified date and, as to such representation or warranty, the same shall be true as of such specified date;

      (b) All statutory requirements for the valid consummation by Seller of the transactions contemplated by this Agreement and the Acquisition shall have been fulfilled and all authorizations, consents and approvals of all federal, state and local governmental agencies and regulatory authorities, required to be obtained in order to permit the consummation of the Acquisition and the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Buyer;

      (c) No action, suit or proceeding shall be pending or threatened before any Governmental Authority, or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the capital stock of the Company and to control the Company and the Subsidiary, or (D) affect adversely the rights of the Company or the Subsidiary to own their respective assets and to operate their respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      (d) Seller, the Company and the Subsidiary shall have taken all necessary actions to ensure that the Business is owned and operated by the Company and the Subsidiary, and that the Business, is the only business of the Company and the Subsidiary. Further, Seller shall have taken all necessary steps to convey to the Buyer its interest in any material assets owned by third parties currently used in connection with the Business, including without limitation the assets set forth in Disclosure Schedule 5.9;

      (e) Seller shall have received stockholder approval of the transactions contemplated by this Agreement;

      (f)  All Intercompany Debt shall be contributed to the capital of the Company, cancelled, repaid or otherwise eliminated;

      (g) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Sections 7.2(a)-(b) and (d)-(f) has been satisfied in all respects;

      (h) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiary;

      (i)  The following additional documents shall be delivered at the Closing:

         (i) The stock certificates representing the Purchase Shares, accompanied by duly executed stock powers, together with any stock transfer stamps for any transfer taxes required to be paid thereon shall have been delivered to Buyer; and

        (ii) The FIRPTA Certificate, substantially in the form of Exhibit F; and

      (j)  Seller shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit B.

    Buyer may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

    7.3.  Conditions to Obligation of the Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or written waiver of the following conditions:

      (a) Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to or at the Closing Date. The representations and warranties of Buyer set forth in this Agreement shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions that may have taken place after the date hereof and that are permitted or contemplated by this Agreement or to the extent that any such representation and warranty is expressly made as of another specified date and, as to such representation or warranty, the same shall be true as of such specified date;

      (b) All statutory requirements for the valid consummation by Seller of the transactions contemplated by this Agreement and the Acquisition shall have been fulfilled and all authorizations, consents and approvals, including all of the third-party consents specified in Section 3.5, and those of all federal, state, local and foreign governmental agencies, courts and regulatory authorities, required to be obtained in order to permit the consummation of the Acquisition and the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Seller unless such failure shall not have a Material Adverse Effect on Seller;

      (c) No action, suit, or proceeding shall be pending or threatened against Seller, the Company, the Subsidiary or Buyer before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

      (d) Seller shall have received written releases, substantially in the form of Exhibit F hereto, from the persons specified in Disclosure Schedule 7.3(d), irrevocably releasing and discharging Seller and its Affiliates from any obligation to make any payment pursuant to any employment, bonus, retention or similar agreement in effect as of the date of this Agreement;

      (e) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Sections 7.3(b)-(d) has been satisfied in all respects;

      (f)  Buyer shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit B; and

      (g) Buyer shall have offered employment agreements, substantially in the form of Exhibit E to those persons listed in Disclosure Schedule 7.3(d).

    Seller may waive any condition specified in this Section 7.3 if it executes a writing so stating at or prior to the Closing.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS, WARRANTIES, covenants, etc.

    8.1.  Survival  Except as provided in this Section 8.1, and notwithstanding any other provision of this Agreement, all statements, representations, warranties, indemnities, covenants and agreements made by PSINet, Seller and Buyer shall survive the consummation of the transactions contemplated hereby for a period of six months following the Closing Date. The foregoing notwithstanding:

      (a) the covenants of PSINet and Seller set forth in Sections 10.1, 10.3 and 10.6 shall survive for a period ending (i) in the case of Seller, upon the termination of the Metamor Chapter 11 Case, and (ii) in the case of PSINet, upon the termination of the PSINet Chapter 11 Case, provided that under no circumstances (x) shall the duration of the Chapter 11 Cases be extended in duration solely because of the covenants and agreements arising under the aforesaid Sections 10.1, 10.3 and 10.6, or (y) shall PSINet or Seller be required to incur any costs (including without limitation costs arising from the retention of staff) solely for purposes of discharging any covenant set forth in the aforesaid Sections 10.1, 10.3 or 10.6; and

      (b) the covenant of Seller pursuant to Section 6.7 shall survive for a period of twelve (12) months following Closing; and

      (c) the covenants of Buyer pursuant to Section 6.6 shall survive Closing indefinitely.

ARTICLE 9
INDEMNIFICATION

    9.1.  Indemnity.

      (a) Subject to the terms and conditions of this Article, Seller shall indemnify and hold harmless Buyer and each officer, director, and Affiliate of Buyer, including without limitation, the Company or any successor of Buyer (collectively, the "Buyer Indemnified Parties") from and against all demands, claims, causes of action, assessments, including any federal or state tax audits, losses, damages, liabilities and costs and expenses, including, without limitation, reasonable attorneys' fees and any expenses incident to the investigation or enforcement of this Article 9 (collectively, "Losses"), that the Buyer Indemnified Parties may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of Seller contained in this Agreement, (ii) any inaccuracy in any representation or warranty of Seller contained in this Agreement and in any document, Disclosure Schedule, certificate or other instrument or writing delivered by or on behalf of Seller, the Company or the Subsidiary pursuant to this Agreement or in connection herewith and (iii) the Price McNabb Litigation.

      (b) Subject to the terms and conditions of this Article, Buyer shall indemnify and hold harmless Seller (for purposes of this Article 9, the "Seller Indemnified Party") from and against all Losses that Seller may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of Buyer contained in this Agreement, and (ii) any inaccuracy in any representation or warranty of Buyer contained in this Agreement.

    9.2.  Limitations on Indemnification.  The indemnification provided for in this Article 9 shall be subject to the following limitations and conditions:

      (a) Seller shall not be liable for any Losses resulting from any inaccuracy in any representation or warranty of Seller contained in this Agreement unless written notice of entitlement to make a Claim (whether or not any monetary Losses have actually been suffered) with respect to such Losses is given by a Buyer Indemnified Party on or prior to the expiration of the survival of the particular representation or warranty at issue, as set forth in Section 8.1 above.

      (b) Buyer shall not be liable for any Losses resulting from any inaccuracy in any representation or warranty of Buyer contained in this Agreement unless written notice of entitlement to make a Claim (whether or not any monetary Losses have actually been suffered) with respect to such Losses is given by a Seller Indemnified Party on or prior to the expiration of the survival of the particular representation or warranty at issue, as set forth in Section 8.1 above.

      (c) In the event that Seller is required to make any payment under this Agreement, Seller shall promptly pay to the Buyer Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, Seller shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided in Section 9.5.

      (d) In the event that Buyer is required to make any payment under this Agreement, Buyer shall promptly pay to Seller Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, Buyer shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided in Section 9.5.

      (e) Notwithstanding anything in this Agreement to the contrary, Seller shall not be obligated to pay any amounts for indemnification or otherwise with respect to Losses, unless and until the aggregate monetary value of such Losses exceeds Three Hundred thousand Dollars ($300,0000); provided that, in the event that the aggregate amount of Losses exceeds Three Hundred Thousand Dollars ($300,000), Seller shall be liable to indemnify Buyer for all Losses in excess of Twenty-Five Thousand Dollars ($25,000), up to an aggregate amount of Losses not to exceed fifty percent (50%) of the amount of the Purchase Price paid in cash to Seller.

    9.3.  Conditions of Indemnification of Third Party Claims.  The obligations and liabilities of the Parties hereunder with respect to Losses resulting from the assertion of liability by third parties ("Third Party Claims") shall be subject to the following terms and conditions:

      (a) In the event that any claim or demand for which Seller would be liable to a Buyer Indemnified Party hereunder, or for which Buyer would be liable to a Seller Indemnified Party (the Buyer Indemnified Party or Seller Indemnified Party, as applicable, being referred to as the "Indemnified Party" and the indemnifying party in any such event being referred to as the "Indemnifying Party"), is asserted against or sought to be collected by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand, specifying to the extent practicable the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Indemnifying Party shall have 30 days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests; provided further, that the Indemnified Party shall use its reasonable efforts to provide the Indemnifying Party with notice of any such filing and an opportunity to comment thereon. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that Indemnifying Party does not dispute such liability and desires to defend against such claim or demand, then except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of an Indemnified Party becoming subject to liability for any other matter. If an Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of an Indemnified Party, any such claim or demand involves an issue or matter that could have an adverse effect on the business, operations, assets, properties or prospects of an Indemnified Party or an Affiliate of an Indemnified Party, such Indemnified Party shall have the right to control the defense or settlement of any such claim or demand, in good faith consultation with the Indemnifying Party, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnifying Party disputes its liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnifying Party or by an Indemnified Party (but the Indemnified Party shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be presumptively deemed to be a liability of the Indemnifying Party hereunder (subject, if the Indemnifying Party has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

    9.4.  Other Claims; Contingent Claims.

      (a) In the event that an Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party; provided, that the failure to so notify shall not limit the Indemnified Party' right to indemnification under Section 9.1 unless such failure materially adversely affects the ability of the Indemnifying Party to defend such claim and then only to such extent. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be presumptively deemed a liability of the Indemnifying Party hereunder.

      (b) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand will be made.

    9.5.  Interest.  If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay interest to the Indemnified Party on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at a rate of ten percent (10%) per annum or the maximum amount allowed by law, whichever is less.

    9.6.  Tax Audits, Etc.  In the event of an audit of a Tax Return of the Company with respect to which a Buyer Indemnified Party might be entitled to indemnification pursuant to this Article 9, Buyer shall have the right to control any and all such audits which may result in the assessment of additional Taxes against the Company or the Subsidiary and any and all subsequent proceedings in connection therewith, including appeals. Seller may participate in any such audit or proceeding as provided in Section 10.3(d). The Parties shall cooperate fully in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith. If additional Taxes are payable by the Company or the Subsidiary as a result of any such audit or other proceeding, Seller shall be responsible for and shall promptly pay all Taxes, interest, and penalties which become due as a result of any such audit to the extent that Seller has indemnified Buyer therefor.

    9.7.  No Recourse to PSINet.  Nothing in this Agreement shall be construed as imposing upon PSINet any liability for, and Buyer and its Affiliates hereby covenant and agree not to assert against PSINet any Claim seeking, any monetary damages or any other amounts, with respect to any action for breach of contract, indemnification or otherwise arising under or out of this Agreement.

ARTICLE 10
TAX MATTERS

    The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

    10.1.  Tax Periods Ending on or before the Closing Date.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiary for all periods ending on or prior to the Closing Date that are filed after the Closing Date ("Short Period Tax Returns"). Seller shall provide to the Buyer for its review and comment drafts of such income Tax Returns no later than thirty (30) days prior to filing, and Seller shall consider in good faith the comments of Buyer in finalizing such Tax Returns. Seller shall pay all Taxes of the Company and the Subsidiary with respect to such periods to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet. PSINet shall cause that the Parent Group not make any election to re-attribute losses of the Company or the Subsidiary to the Parent Group under Treas. Reg. Section 1.1502-20(g)(1). PSINet shall cause that no ratable allocation election under Treas. Reg. Section 1.1502-76(b)(2)(ii) be made with respect to the consolidated federal income tax returns of the Parent Group for the year in which the Company and the Subsidiary cease to be a member of such Group. To the extent possible, such return shall be prepared upon the basis that the books of the Company and the Subsidiary close on the date that it leaves the Parent Group.

    10.2.  Tax Periods Beginning before and Ending after the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Subsidiary for Tax periods that begin before and end after the Closing Date. Seller shall pay to Buyer within thirty days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Balance Sheet. For purposes of this Section 10.2 and Section 10.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

    10.3.  Cooperation on Tax Matters.

      (a) PSINet and Seller shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. PSINet and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the earlier of (xx) the expiration of the period mentioned in Section 8.1 or (yy) the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Company or Seller, as the case may be, shall allow Buyer to take possession of such books and records.

      (b) Seller further agrees, upon request by Buyer, to use its reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      (c) Seller further agrees, upon request by Buyer, to provide Buyer with all information that either party may be required to report pursuant to Code Section 6043 and all Treas. Regs.

      (d) Buyer shall keep Seller fully informed of any Tax audit, litigation or other proceeding with respect to Taxes for which Seller is or could be liable to Buyer hereunder. Subject to Section 9.6 Seller may, at its own expense, participate in any such audit, litigation or proceeding. Buyer shall cooperate fully in connection with such participation, including, without limitation, the retention and (upon the request and at the expense of Seller) the provision of records and information that are reasonably relevant to such matter, making employees available on a mutually convenient basis to provide additional information and explanation of any reasonably relevant matter.

    10.4.  Intentionally Omitted

    10.5.  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer Tax and any similar tax imposed in any state or political subdivision) shall be paid by the Buyer when due, and the Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that Buyer shall reimburse Seller for the amounts of any such Taxes or fees, and reasonable costs incurred in connection with filing such Tax Returns.

    10.6.  Section 338 Tax Matters.

      (a) At Buyer's sole discretion, Buyer, PSINet and Seller shall make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (collectively, a "Section 338(h)(10) Election") as to the Company and/or the Subsidiary with respect to the transactions contemplated by this Agreement.

      (b) The Parties and PSINet shall cooperate in the preparation and filing of all Section 338 Forms (as hereinafter defined) in accordance with applicable tax laws and the terms of this Agreement and shall deliver such Section 338 Forms to Seller at least thirty (30) days prior to the date that such Section 338 Forms are required to be filed. PSINet shall execute and deliver to Buyer such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete Section 338 Forms at least twenty (20) days prior to the date such Section 338 Forms are required to be filed. Seller shall provide Buyer with such information as Buyer reasonably requests in order to prepare the Section 338 Forms by 30 days after Buyer's request for such information.

      (c) Buyer shall determine (i) the amount of the deemed sales price and (ii) the allocations of such amount among the assets of the Company and the Subsidiary (collectively, the "Allocations"). Buyer shall be under no obligation to have the Allocations prepared or reviewed by an independent appraiser. The Allocations shall be binding upon Buyer, Seller and the Parent Group unless Seller shall, within fifteen (15) days of delivery of the Allocations to Seller, conclude in good faith that the Allocations are clearly unreasonable and provide notice of such conclusion and the reasons therefor to Buyer, in which event the Parties shall endeavor in good faith to agree upon Allocations. Should the Parties not reach agreement within 20 days after Seller has provided notice of its disagreement to Buyer, the matter shall be submitted to arbitration, which shall be conducted in accordance with the rules of Section 10.8. Such arbitration shall determine (i) whether Seller properly concluded that the Allocations determined by Buyer are clearly unreasonable and, if so, (ii) appropriate new Allocations.

      (d) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of Section 338 election" and IRS Form 8023-A (together with any schedules or attachments thereto) that is required pursuant to Treas. Reg. Section 1.338-1 or any successor provisions.

      (e) Seller agrees that any income taxes attributable to the Section 338(h)(10) election shall be paid by Seller, as the sole stockholder of the Company, subject to Section 10.1.

    10.7.  Refunds of Taxes and Carrybacks.  If Buyer, the Company or the Subsidiary receives a Tax refund with respect to federal or state income Taxes paid on or prior to the Closing Date by Company or Subsidiary, Buyer, the Company or the Subsidiary shall pay, within ten (10) Business Days following the receipt of such Tax refund, the amount of such Tax refund to Seller. If Seller receives a Tax refund with the respect to Taxes of Company or Subsidiary paid after the Closing Date, Seller shall pay, within ten (10) Business Days following the receipt of such Tax refund, the amount of such Tax refund to Buyer. Buyer waives any right to seek a refund of, or obtain payment from Seller or the Parent Group with respect to, federal or state income Taxes paid by the Company or the Subsidiary on or prior to Closing Date.

    10.8.  Arbitration.  All disputes and controversies referred to arbitration under Section 10.6(c) shall be settled by arbitration conducted before one arbitrator, mutually agreed to by the Parties, sitting in Denver, Colorado, or such other location agreed by the Parties hereto, in accordance with the rules for expedited resolution of commercial arbitration of the American Arbitration Association then in effect. The arbitrator shall have expertise in the matters of Section 338(h)(10) elections. The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the Parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

    10.9.  Taxes of other Parties.  Seller shall indemnify Buyer from and against the entirety of any Liability, cost or expense that Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company and Subsidiary for Taxes of any person other than Company and Subsidiary (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

ARTICLE 11
TERMINATION

    11.1.  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

      (a) by mutual consent of each of Seller and Buyer;

      (b) by either Seller or Buyer (provided that such Party is not then in material breach of any provision of this Agreement):

         (i) if the Bankruptcy Court approves a sale, transfer or other disposition of the Purchase Shares or the sale of all or substantially all of the assets relating to the Business to a Person (or group of Persons) other than Buyer or an Affiliate of Buyer;

        (ii) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

        (iii) if the Closing shall not have occurred on or before the Outside Closing Date by reason of the failure of any condition precedent under Section 7.2 (as to Buyer) or under Section 7.3 (as to Seller), unless the failure results primarily from Buyer or Seller, as applicable, breaching any representation, warranty or covenant contained in this Agreement;

      (c) by Buyer (provided that Buyer is not then in material breach of any provision of this Agreement):

         (i) if the Approval Order has not been entered by the Bankruptcy Court within sixty five (65) days after the filing of the bankruptcy petition by Seller and, as of the time of such termination of this Agreement, the Approval Order has not been entered by the Bankruptcy Court; or

        (ii) if Seller has breached in any material respect, any representation, warranty or covenant contained in this Agreement, Buyer has notified Seller of the breach and the breach has continued without cure for a period of ten (10) Business Days after notice of breach;

        (iii) if the Metamor Chapter 11 Case is not commenced on or before the date that is five (5) Business Days following the date of this Agreement and, as of the time that Buyer provides Seller with notice of such termination of this Agreement, the Metamor Chapter 11 Case has not been commenced;

        (iv) if any event or circumstance shall have occurred since the date of this Agreement that independently or together with any other event or circumstance that has occurred, has had or would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiary, provided that, in the case of a Material Adverse Effect occurring on or after the close of business on the day immediately preceding the date of the Auction (or, if no Auction is held, on or after the date of the Sale Hearing), (A) Buyer shall if requested, have furnished to Seller the certification referred to in Section 5.11 hereof, and (B) in such a case the event giving rise to the Material Adverse Effect shall have occurred or come to the knowledge of Buyer subsequent to the date as to which such certification is given; or

      (d) by Seller (provided that Seller is not then in material breach of any provision of this Agreement) if Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, Seller has notified Buyer of the breach and the breach has continued without cure for a period of ten (10) Business Days after notice of breach.

    11.2.  Procedure and Effect of Termination.  If this Agreement is terminated as provided herein, then no party hereto shall have any Liability or further obligation to any other party to this Agreement resulting from such termination except that no Party waives any Claim against a breaching party to the extent that such termination results from a willful or intentional breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 12
MISCELLANEOUS

    12.1.  Confidentiality.  Each Party agrees that it shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, stockholders, employees, agents and representatives to, keep the existence of this Agreement, the information obtained by it and its stockholders in the course of due diligence in connection herewith and the terms of the transactions contemplated hereby strictly confidential and to not disclose such matters to any third party (other than creditors, counsel, financial advisors and other Persons under a duty of confidentiality to the extent necessary to enable such Party to perform its obligations under this Agreement) without the other Party's prior written consent, except as required by Law, including the Bankruptcy Code, or the rules and regulations of any securities exchange, the Securities and Exchange Commission or by any accounting rule or practice.

    12.2.  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    12.3.  Entire Agreement.  This Agreement (including the documents provided herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

    12.4.  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and lenders and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

    12.5.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    12.6.  Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    12.7.  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by expedited courier, next day delivery, and addressed to the intended recipient as set forth below:

If to Buyer:	Copy (which shall not constitute notice) to:
CIBER, Inc. DTC Parkway Suite 1400 Greenwood Village, Colorado 80111 Attention: Mac Slingerlend Telephone: (303) 220-0100 Facsimile: (303) 267-3899	Davis Graham & Stubbs LLP 1550 Seventeenth Street Suite 500 Denver, Colorado 80202 Attention: John L. McCabe Telephone: (303) 892-9400 Facsimile: (303) 893-1379
If to Seller:	Copy (which shall not constitute notice) to:
PSINet Consulting Solutions Holdings, Inc. 44983 Knoll Square Ashburn, VA 20147 Attention: President Telephone: (703) 726-4100 Facsimile: (703) 726-4264	Nixon Peabody LLP 437 Madison Avenue New York, NY 10022 Attention: Andrew W. Sheldrick Telephone: (212) 940-3000 Facsimile: (212) 940-3111
If to PSINet	Copy (which shall not constitute notice) to:
PSINet Inc. 44983 Knoll Square Ashburn, VA 20147 Attention: President Telephone: (703) 726-4100 Facsimile: (703) 726-4264	Nixon Peabody LLP 437 Madison Avenue New York, NY 10022 Attention: Andrew W. Sheldrick Telephone: (212) 940-3000 Facsimile: (212) 940-3111

    Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    12.8.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts performed wholly within the state and without regard to its rules of conflict of laws. Buyer and Seller hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the State of Colorado and the State of New York and of any federal court located in the States of Colorado and the State of New York in connection with any actions or proceedings brought against the Company, Subsidiary, Buyer, or Seller arising out of or relating to this Agreement. In any such action or proceeding, Buyer and Seller hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to Buyer or Seller, as the case may be, at their respective addresses in accordance with Section 12.7 hereof.

    12.9.  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    12.10.  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    12.11.  Expenses.  Each Party shall bear its own costs and expenses (including legal, fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    12.12.  Construction.  This Agreement shall be construed as though prepared by both Parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. Unless the context of this Agreement clearly requires otherwise (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation," (e) references to "hereunder," "herein" or "hereof" relate to this Agreement as a whole, (f) the terms "dollars" and "$" refer to United States dollars. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any Person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such Person. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

    12.13.  Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    12.14.  Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including without limitation the obligations of Seller and PSINet pursuant to Article 10 hereof) in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.8), in addition to any other remedy to which they may be entitled, at law or in equity. For purposes of this Section 12.14 only, the term "Parties" shall be construed as including PSINet.

[Signature Page Follows]

    IN WITNESS WHEREOF, each of the Parties and PSINet has caused this Agreement to be duly executed as of the date first above written.

CIBER, INC., Buyer:
/s/ MAC SLINGERLEND Mac Slingerlend President & Chief Executive Officer
PSINet CONSULTING SOLUTIONS HOLDINGS, INC., Seller:
/s/ LAWRENCE E. HYATT Lawrence E. Hyatt Treasurer
PSINET INC. (Solely for Purposes of Sections 5.9, 10.1, 10.3 and 10.6):
/s/ LAWRENCE E. HYATT Lawrence E. Hyatt Executive Vice President & Chief Financial Office

AMENDMENT AGREEMENT

    AMENDMENT AGREEMENT (the "Amendment Agreement") dated as of this 9th day of October, 2001, by and between CIBER, INC., a Delaware corporation ("Buyer") and PSINET CONSULTING SOLUTIONS HOLDINGS, INC., a Delaware Corporation ("Seller").

W I T N E S S E T H

    WHEREAS Buyer and Seller are parties to that certain Stock Purchase Agreement dated as of September 7, 2001 (the "Stock Purchase Agreement"), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the stock of Metamor Industry Solutions, Inc.

    WHEREAS Buyer and Seller wish to amend certain provisions of the Stock Purchase Agreement relating to the computation of the Purchase Price (as defined in the Stock Purchase Agreement), to reflect their mutual agreement that the Purchase Price, after making the adjustments specified in the Stock Purchase Agreement, shall be not less than Thirty Four Million Dollars ($34,000,000);

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

    1.  Interpretation

    Unless otherwise specified, all capitalized terms used in this Amendment Agreement shall have the meanings set forth in the Stock Purchase Agreement.

    2.  Amendments to Stock Purchase Agreement

    (a) Section 2.2 of the Stock Purchase Agreement (entitled "Purchase Price") is hereby amended to read as follows:

        "In consideration of the sale of the Purchase Shares, Buyer shall pay to Seller the sum of Forty Million Dollars ($40,000,000), subject to adjustment as provided in Section 2.3, Section 2.5 and Section 2.6 hereof (the "Purchase Price"), provided that, taking into account any and all adjustments, the Purchase Price shall be not less than Thirty Four Million Dollars ($34,000,000)."

    (b) Section 2.6 of the Stock Purchase Agreement (entitled "Post Closing Adjustment") is hereby amended as follows:

         (i) by deleting the third sentence of paragraph (a) thereof and substituting the following:

        "If the Net Worth is less than Sixteen Million Dollars ($16,000,000) then, subject to Section 2.6(b) and Section 2.6(d), Seller shall pay to Buyer, as a reduction in the Purchase Price, the lesser of the following two amounts: (i) the amount by which the Net Worth is less than Sixteen Million Dollars ($16,000,000) (the "Deficiency Amount"), and (ii) the amount by which the Purchase Price, after first taking into account any and all adjustments under Section 2.3 and Section 2.5, exceeds the sum of Thirty Four Million Dollars ($34,000,000). Such amount shall be paid by wire transfer of immediately available funds within ten (10) Business Days after receipt of the Final Closing Balance Sheet."

        (ii) By amending the fifth sentence of paragraph (d) thereof to read as follows:

        "Any amount shown to be due by one Party to the other pursuant to such review and resolution shall be paid by wire transfer of immediately available funds within five (5) Business Days after the party required to make payment receives actual notice thereof from the accounting firm, provided that under no circumstances shall the Purchase Price, after application of any adjustment required by this paragraph (d), be less than Thirty Four Million Dollars ($34,000,000)."

    3.  Miscellaneous

    (a) This Amendment Agreement shall not be deemed to modify, or constitute a waiver of, any provision of the Stock Purchase Agreement other than those specifically referred to herein.

    (b) This Amendment Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts performed wholly within the state. Any dispute arising hereunder shall be resolved in accordance with the provisions set forth in Section 12.8 of the Stock Purchase Agreement.

    (c) This Amendment Agreement may be executed in one or more counterparts, each of which shall be considered an original, and each of which, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment Agreement to be executed as of the date first above written.

CIBER, INC., as Buyer
/s/ MAC SLINGERLEND Mac Slingerlend, President
PSINET CONSULTING SOLUTIONS HOLDINGS, INC., as Seller
/s/ HARRY HOBBS Harry Hobbs, President

CLOSING AGREEMENT

    CLOSING AGREEMENT (the "Agreement") made as of this 15th day of October, 2001, by and between PSINet Consulting Solutions Holdings, Inc., a corporation organized under the laws of the State of Delaware ("Seller"), and CIBER, Inc., a corporation organized and existing under the laws of the State of Delaware ("Buyer").

    WHEREAS Seller and Buyer (collectively the "Parties") have entered into that certain Stock Purchase Agreement, dated as of September 7, 2001 (the "Stock Purchase Agreement" or "SPA"), pursuant to which Seller has sold to Buyer the shares of Metamor Industry Solutions, Inc. (the "Company");

    WHEREAS the Parties wish to record their mutual understanding regarding the transactions occurring at Closing;

    NOW, THEREFORE, the Parties have agreed as follows:

    1  Purchase Price

    The Parties agree that, based upon the Pro Forma Closing Balance Sheet (which is being delivered by Seller hereby), taking into account the adjustments contemplated in Section 2.5 and Section 2.6 of the Stock Purchase Agreement, but using, for purposes of Section 2.6 thereof, the Purchase Price is $37,472,875. The Parties further stipulate and agree that the Deficiency Amount is $1,100,520 and that, Section 2.6(b) of the Stock Purchase Agreement notwithstanding, such Deficiency Amount shall be set off in its entirety against the Escrow. Purchase Price shall be subject to further adjustment based upon the Final Closing Balance Sheet in accordance with Section 2.6 of the Stock Purchase Agreement, but no additional Deficiency Amount shall be offset against the Escrow. The computation of the Purchase Price and the disbursement of funds at Closing is set forth on the Closing Schedule attached as Schedule A hereto.

    2  Lockbox Accounts  Seller shall direct First Union Bank N.A. to redirect the "sweep" of the Metamor Business Solutions, Inc. and LCT, Incorporated lockbox accounts to a bank account designated by Buyer. On a weekly basis, Buyer shall remit to Seller any amounts received in such lockbox accounts that are not related to the Business.

    3  Tax Accrual for Mid-Year Bonuses and PTO Payouts

    The Parties stipulate that the accrual on the Pro Forma Closing Balance Sheet for taxes payable with respect to paid time off and mid-year bonuses shall be Sixty Thousand Dollars ($60,000). This amount shall be subject to verification post Closing and the actual amount reflected on the Final Closing Balance Sheet.

    4  Accruals for Litigation Matters

    The Parties stipulate that the Pro Forma Closing Balance Sheet and Final Closing Balance Sheet shall contain an aggregate accrual of Four Hundred Thousand Dollars ($400,000), with respect to all litigation matters referred to in Schedule 3.20 to the Stock Purchase Agreement and in the disclosure letters as of September 26, 2001 and October 4, 2001 from Seller to Buyer. Buyer shall have no additional right to indemnification with respect to any disclosed litigation matters, except, in the case of the Price McNabb Litigation, Seller shall indemnify Buyer pursuant as provided for in section 2.7 and Section 9.1 of the Stock Purchase Agreement, up to a maximum amount of Six Hundred Thousand Dollars ($600,000).

    5  Deliveries by Seller

    Seller is hereby delivering to Buyer, and Buyer hereby acknowledges receipt of, the following:

  (a)
  The Transitional Services Agreement, executed by Seller;

  (b)
  The Escrow Agreement, executed by Seller;

  (c)
  Pro Forma Closing Balance Sheet;

  (d)
  Bill of Sale for Schedule 5.9 assets;

  (e)
  Closing Certificate (§7.2(g));

  (f)
  Resignations of Officers and Directors (SPA §7.2(h));

  (g)
  FIRPTA Certificate (SPA §7.2(i);

  (h)
  Stock Certificate for MIS and Stock Power (SPA §7.2(i));

  (i)
  Certificate regarding termination of lease agreements, and copies of termination agreements;

  (j)
  Certificate of Dissolution of Metamor Industry Solutions Acquisition Sub #1;

  (k)
  Copy of Assignment and Offset Agreement dated October 12, 2001, evidencing elimination of intercompany debt; and

  (l)
  Copies of disclosure letters dated as of September 26, 2001 and October 4, 2001.

    6  Deliveries by Buyer

    Buyer is hereby delivering to Seller, and Seller acknowledges receipt of, the following:

  (a)
  The Transitional Services Agreement, executed by Seller;

  (b)
  The Escrow Agreement, executed by Seller;

  (c)
  Releases from persons listed on Disclosure Schedule 7.3(d);

  (d)
  Closing Certificate (SPA §7.3(e); and

  (e)
  Evidence that designated employees have been offered employment agreements (SPA §7.3(g).

    7  Interpretation

    Unless otherwise specified, capitalized terms used herein have the meaning assigned in the Stock Purchase Agreement.

[Remainder of Page Intentionally Blank]

    IN WITNESS WHEREOF, the Buyer and the Seller have executed this Agreement as of the date first set forth above.

PSINET CONSULTING SOLUTIONS HOLDINGS, INC., Seller
By:	/s/ HARRY HOBBS Harry Hobbs, President
CIBER, INC., Buyer
By:	/s/ MAC SLINGERLEND Mac Slingerlend, President